Exhibit 10.1

AIA® Document B141™ – 1997 Part 1

Standard Form of Agreement Between Owner and Architect

with Standard Form of Architect’s Services

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

TABLE OF ARTICLES

1.1	INITIAL INFORMATION

1.2	RESPONSIBILITIES OF THE PARTIES

1.3	TERMS AND CONDITIONS

1.4	SCOPE OF SERVICES AND OTHER SPECIAL TERMS AND CONDITIONS

1.5	COMPENSATION

AGREEMENT made as of the 22nd day of January in the year Two Thousand Seven

(In words, indicate day, month and year)

BETWEEN the Architect’s client identified as the Owner*:

(Name, address and other information)

Targacept, Inc.

200 East First Street, Suite 300

Winston-Salem, NC 27101-4165

*	Targacept, Inc. leases the property which is the subject of this Agreement.

and the Architect:

(Name, address and other information)

O’Brien Atkins Associates, PA

P.O. Box 12037

Research Triangle Park, NC 27709

For the following Project:

(Include detailed description of Project)

Fit-Up of First Floor

200 East First Street

Winston-Salem, NC 27101-4165

Project Description: Targacept Animal Care Facility (+/- 5,400 GSF) (ACF), Associated Office Space (+/- 4,700 GSF) and Chemical Storage Room (+/- 360 GSF) as described in program documents prepared by Specialty Operations Solutions, Inc. for the Basis of Design (BOD) dated 7/13/06 and the Draft 3a Floor Plan dated 9/20/06 (see Exhibit A).

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		1
User Notes: January 16, 2007	(2572649982)

The Owner and Architect agree as follows:

ARTICLE 1.1 INITIAL INFORMATION

§ 1.1.1 This Agreement is based on the following information and assumptions.

(Note the disposition for the following items by inserting the requested information or a statement such as “not applicable,” “unknown at time of execution” or “to be determined later by mutual agreement.”)

§ 1.1.2 PROJECT PARAMETERS

§ 1.1.2.1 The objective or use is:

(Identify or describe, if appropriate, proposed use or goals.)

§ 1.1.2.2 The physical parameters are:

(Identify or describe, if appropriate, size, location, dimensions, or other pertinent information, such as geotechnical reports about the site.)

§ 1.1.2.3 The Owner’s Program is:

(Identify documentation or state the manner in which the program will be developed.)

See program documents prepared by Specialty Operations Solutions, Inc. for the Basis of Design (BOD) dated 7/13/06 and the Draft 3a Floor Plan dated 9/20/06 (Exhibit A)

§ 1.1.2.4 The legal parameters are:

(Identify pertinent legal information, including, if appropriate, land surveys and legal descriptions and restrictions of the site.)

§ 1.1.2.5 The financial parameters are as follows.

.1	Amount of the Owner’s overall budget for the Project, including the Architect’s compensation, is: TBD.

.2	Amount of the Owner’s budget for the Cost of the Work, excluding the Architect’s compensation, is: TBD

§ 1.1.2.6 The time parameters are:

(Identify, if appropriate, milestone dates, durations or fast track scheduling.)

TBD

§ 1.1.2.7 The proposed procurement or delivery method for the Project is:

(Identify method such as competitive bid, negotiated contract, or construction management.)

Negotiated construction contract where the basis of payment is cost plus a fee with GMP.

§ 1.1.2.8 Other parameters are:

(Identify special characteristics or needs of the Project such as energy, environmental or historic preservation requirements.)

§ 1.1.3 PROJECT TEAM

§ 1.1.3.1 The Owner’s Designated Representative is:

(List name, address and other information.)

Ms. Mauri K. Hodges

Targacept, Inc.

200 East First Street, Suite 300

Winston-Salem, NC 27101-4165

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		2
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§ 1.1.3.2 The persons or entities, in addition to the Owner’s Designated Representative, who are required to review the Architect’s submittals to the Owner are:

(List name, address and other information.)

Special Operations Solutions, Inc.

§ 1.1.3.3 The Owner’s other consultants and contractors are:

(List discipline and, if known, identify them by name and address.)

ACF Planning Consultant:

Specialty Operations Solutions, Inc.

§ 1.1.3.4 The Architect’s Designated Representative is:

(List name, address and other information.)

Eric J. Erickson

O’Brien Atkins Associates, PA

P.O. Box 12037

Research Triangle Park, NC 27709

§ 1.1.3.5 The consultants retained at the Architect’s expense are:

(List discipline and, if known, identify them by name and address.)

Mechanical Engineer (HVAC and Plumbing):

Name:	Sterling Engineering Co., Inc.
Address:	79 Main Street
Sturbridge, MA 01566

Electrical Engineer:

Name:	Sterling Engineering Co., Inc.
Address:	79 Main Street
Sturbridge, MA 01566

Fire Protection Engineering:

Name:	Sterling Engineering Co., Inc.
Address:	79 Main Street
Sturbridge, MA 01566

Structural Engineer (if required):

Name:	GKC Associates
Address:	510 Executive Park Drive
Durham, NC 27713

§ 1.1.4 Other important Architect requested initial information is:

§ 1.1.5 When the services under this Agreement include contract administration services, the General Conditions of the Contract for Construction shall be the 1997 edition of AIA Document A201 as modified by the Owner.

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		3
User Notes: January 16, 2007	(2572649982)

§ 1.1.6 The information contained in this Article 1.1 may be reasonably relied upon by the Owner and Architect in determining the Architect’s compensation. Both parties, however, recognize that such information may change and, in that event, the Owner and the Architect shall negotiate appropriate adjustments in schedule, compensation and Change in Services in accordance with Section 1.3.3. The Architect represents, and the Owner reasonably relies on such representation, that the Architect has carefully reviewed the scope of Initial Information in Article 1.1 and, as of the date of this Agreement, has no actual knowledge of any additional Initial Information needed to perform the services described in this Agreement.

ARTICLE 1.2 RESPONSIBILITIES OF THE PARTIES

§ 1.2.1 The Owner and the Architect shall cooperate with one another to fulfill their respective obligations under this Agreement. Both parties shall endeavor to maintain good working relationships among all members of the Project team.

§ 1.2.2 OWNER

§ 1.2.2.1 Unless otherwise provided under this Agreement, the Owner shall provide full information in a timely manner regarding requirements for and limitations on the Project. The Owner shall furnish to the Architect, within 15 days after receipt of a written request, information necessary and relevant for the Architect to evaluate, give notice of or enforce lien rights.

§ 1.2.2.2 The Owner shall periodically update the budget for the Project, including that portion allocated for the Cost of the Work. The Owner shall not significantly increase or decrease the overall budget, the portion of the budget allocated for the Cost of the Work, or contingencies included in the overall budget or a portion of the budget, without the agreement of the Architect to a corresponding change in the Project scope and quality.

§ 1.2.2.3 The Owner’s Designated Representative identified in Section 1.1.3 shall be authorized to act on the Owner’s behalf with respect to the Project. The Owner or the Owner’s Designated Representative shall render decisions in a timely manner pertaining to documents submitted by the Architect in order to avoid unreasonable delay in the orderly and sequential progress of the Architect’s services.

§ 1.2.2.4 The Owner shall furnish the services of consultants other than those designated in Section 1.1.3 or authorize the Architect to furnish them as a Change in Services when such services are requested by the Architect and are reasonably required by the scope of the Project.

§ 1.2.2.5 Unless otherwise provided in this Agreement, the Owner shall furnish tests, inspections and reports required by law or the Contract Documents, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials.

§ 1.2.2.6 The Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet the Owner’s needs and interests.

§ 1.2.2.7 The Owner shall provide prompt written notice to the Architect if the Owner becomes aware of any fault or defect in the Project, including any errors, omissions or inconsistencies in the Architect’s Instruments of Service; provided, however, that a failure of the Owner to give such notice shall not affect the duties and responsibilities of the Architect under this Agreement.

§ 1.2.3 ARCHITECT

§ 1.2.3.1 The services performed by the Architect, Architect’s employees and Architect’s consultants shall be as enumerated in Article 1.4.

§ 1.2.3.2 The Architect’s services shall be performed as expeditiously as is consistent with professional skill and care and the orderly progress of the Project. The Architect shall submit for the Owner’s approval a schedule for the performance of the Architect’s services which initially shall be consistent with the time periods established in Section 1.1.2.6 and which shall be adjusted, if necessary, as the Project proceeds. This schedule shall include allowances for periods of time required for the Owner’s review, for the performance of the Owner’s consultants, and for approval of submissions by authorities having jurisdiction over the Project. Time limits established by this schedule approved by the Owner shall not, except for reasonable cause, be exceeded by the Architect or Owner.

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		4
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§ 1.2.3.3 The Architect’s Designated Representative identified in Section 1.1.3 shall be authorized to act on the Architect’s behalf with respect to the Project.

§ 1.2.3.4 The Architect shall maintain the confidentiality of information specifically designated as confidential by the Owner, unless withholding such information would violate the law, create the risk of significant harm to the public or prevent the Architect from establishing a claim or defense in an adjudicatory proceeding. The Architect shall require of the Architect’s consultants similar agreements to maintain the confidentiality of information specifically designated as confidential by the Owner.

§ 1.2.3.5 Except with the Owner’s knowledge and consent, the Architect shall not engage in any activity, or accept any employment, interest or contribution that would reasonably appear to compromise the Architect’s professional judgment with respect to this Project.

§ 1.2.3.6 The Architect shall review laws, codes, and regulations applicable to the Architect’s services and shall perform its responsibilities under this Agreement in compliance with the applicable laws, codes and regulations. The Architect shall design the Project in accordance with the requirements imposed by governmental authorities having jurisdiction over the Project.

§ 1.2.3.7 The Architect shall be entitled to rely on the accuracy and completeness of services and information furnished by the Owner. The Architect shall provide prompt written notice to the Owner if the Architect becomes aware of any errors, omissions or inconsistencies in such services or information.

§ 1.2.3.8 The Architect hereby represents to the Owner that the Architect has visited the Project site and has thoroughly familiarized itself with the local conditions under which the services required hereunder are to be performed; and that the Architect possesses the requisite licenses, authority, experience, personnel and working capital to complete the services required hereunder.

ARTICLE 1.3 TERMS AND CONDITIONS

§ 1.3.1 COST OF THE WORK

§ 1.3.1.1 The Cost of the Work shall be the total cost or, to the extent the Project is not completed, the estimated cost to the Owner of all elements of the Project designed or specified by the Architect.

§ 1.3.1.2 The Cost of the Work shall include the cost at current market rates of labor and materials furnished by the Owner and equipment designed, specified, selected or specially provided for by the Architect, including the costs of management or supervision of construction or installation provided by a separate construction manager or contractor, plus a reasonable allowance for their overhead and profit. In addition, a reasonable allowance for contingencies shall be included for market conditions at the time of bidding and for changes in the Work.

§ 1.3.1.3 The Cost of the Work does not include the compensation of the Architect and the Architect’s consultants, the costs of the land, rights-of-way and financing or other costs that are the responsibility of the Owner.

§ 1.3.2 INSTRUMENTS OF SERVICE

§ 1.3.2.1 Drawings, specifications and other documents, including those in electronic form, prepared by the Architect and the Architect’s consultants are Instruments of Service for use solely with respect to this Project. The Architect and the Architect’s consultants shall be deemed the authors and owners of their respective Instruments of Service and shall retain all common law, statutory and other reserved rights, including copyrights.

§ 1.3.2.2 The Architect shall provide the Owner with a complete copy of the original drawings and specifications, as well as the record drawings referenced in subparagraph 2.8.3.20. In addition, the Architect shall provide the Owner with a complete set of computer disks of the original drawings and record drawings referenced in subparagraph 2.8.3.20 for all such drawings that are produced by computer/CAD. These drawings and specifications and record drawings shall be the property of the Owner, who may use and reproduce them for reference without the Architect’s permission for completion of or additions to the Project. Any use of the Architect’s Instruments of Service on other projects without prior written permission by the Architect shall be at the Owner’s sole risk and without liability to the Architect or the Architect’s consultants.

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		5
User Notes: January 16, 2007	(2572649982)

§ 1.3.2.3

§ 1.3.2.4 Prior to the Architect providing to the Owner any Instruments of Service in electronic form or the Owner providing to the Architect any electronic data for incorporation into the Instruments of Service, the Owner and the Architect shall by separate written agreement set forth the specific conditions governing the format of such Instruments of Service or electronic data, including any special limitations or licenses not otherwise provided in this Agreement.

§ 1.3.3 CHANGE IN SERVICES

§ 1.3.3.1 Change in Services of the Architect, including services required of the Architect’s consultants, may be accomplished after execution of this Agreement, without invalidating the Agreement, if mutually agreed in writing, if required by circumstances beyond the Architect’s control, or if the Architect’s services are affected as described in Section 1.3.3.2. In the absence of mutual agreement in writing, the Architect shall notify the Owner in writing prior to changing such services. If the Owner deems that all or a part of such Change in Services is not required, the Owner shall give prompt written notice to the Architect, and the Architect shall have no obligation to change those services. Except for a change due to the fault of the Architect, Change in Services of the Architect shall entitle the Architect to an adjustment in compensation pursuant to Section 1.5.2, and the Architect to any Reimbursable Expenses described in Section 1.3.9.2 and Section 1.5.5.

§ 1.3.3.2 If any of the following circumstances require the Architect to make material and substantial revisions to Instruments of Service or participation in subparagraph 1.3.3.2.6 activities below, the Architect or the Owner, as appropriate, shall be entitled to an appropriate adjustment in the Architect’s schedule and compensation:

.1	change in the instructions or approvals given by the Owner that necessitate revisions in Instruments of Service;

.2	enactment or revision of codes, laws or regulations or official interpretations which necessitate changes to previously prepared Instruments of Service;

.3	changes due to decisions of the Owner, required by this Agreement, not rendered in a timely manner;

.4	significant change in the Project including, but not limited to, size, quality, complexity, the Owner’s schedule or budget, or procurement method;

.5	failure of performance on the part of the Owner or the Owner’s consultants or contractors;

.6	preparation for and attendance at a public hearing, a dispute resolution proceeding or a legal proceeding except where the Architect is party thereto or is alleged to have committed a wrongful act or omission which is a subject of such hearing or proceeding;

.7	change in the information contained in Article 1.1.

§ 1.3.4 MEDIATION

§ 1.3.4.1 Any claim, dispute or other matter in question between the Architect and the Owner arising out of or relating to this Agreement, the Project, the Work or the Contract Documents shall, upon demand by either party, be submitted to mediation under the auspices of and in accordance with the mediation rules of the American Arbitration Association, unless the parties mutually agree otherwise, before proceeding to any other form of dispute resolution, including litigation. The Owner, Architect and Contractor may participate in the mediation process, and any fees in connection therewith shall be borne equally by the parties. If a request for mediation is filed regarding a dispute between the Owner and the Contractor, which includes a claim involving the Architect, then upon written request by the Owner or Contractor, the Architect shall become a party to the mediation.

§ 1.3.4.2 Unless otherwise agreed in writing, the Architect shall carry on with the performance of its services and duties under this Agreement during the pendency of any proceeding to resolve any claim, dispute or other matter in question, and the Owner shall continue to make payments to the Architect in accordance with this Agreement, except that the Owner shall be under no obligation to make payments to the Architect on such claim, dispute or other matter in question during the pendency of any proceeding to resolve such claim, dispute or other matter in question.

§ 1.3.4.3

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		6
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§ 1.3.5 ARBITRATION

§ 1.3.5.1 Any claim arising out of or relating to this Agreement, the Project, the Work or the Contract Documents that is not resolved through mediation shall be litigated unless, by mutual agreement, the parties agree to submit the dispute to binding arbitration under the auspices and rules of the American Arbitration Association or another organization mutually acceptable to the Owner and the Architect. The parties agree that all dispute resolution proceedings shall be in the county in which the Project is located. The Owner, Architect and Contractor may participate in the arbitration, and any fees in connection therewith shall be borne equally by the parties. Any award rendered shall be final and judgment may be entered upon it in accordance with applicable law by any court having jurisdiction. If any claim submitted to arbitration between the Owner and the Contractor involves the Architect, the Architect may be joined in the proceeding. If the Architect is found to have no liability, the Owner shall indemnify the Architect for all loss, cost, damage and expense (including reasonable attorneys’ fees) incurred by the Architect as a result of being joined in the proceeding by the Owner; and the Owner shall make reasonable efforts to include a similar obligation on the Contractor in the contract with the Contractor.

§ 1.3.5.2

§ 1.3.5.3

§ 1.3.5.4

§ 1.3.5.5

§ 1.3.6 CLAIMS FOR CONSEQUENTIAL DAMAGES

§ 1.3.7 MISCELLANEOUS PROVISIONS

§ 1.3.7.1 This Agreement shall be governed by the law of the place of the Project.

§ 1.3.7.2 Terms in this Agreement shall have the same meaning as those in the 1997 edition of AIA Document A201, General Conditions of the Contract for Construction, as modified by the Owner.

§ 1.3.7.3 Causes of action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued and the applicable statutes of limitations shall commence to run not later than either the date of Substantial Completion for acts or failures to act occurring prior to Substantial Completion or the date of issuance of the final Certificate for Payment for acts or failures to act occurring after Substantial Completion. In no event shall such statutes of limitations commence to run any later than the date when the Architect’s services are substantially completed.

§ 1.3.7.4 To the extent damages are covered by property insurance during construction, the Owner and the Architect waive all rights against each other and against the contractors, consultants, agents and employees of the other for damages, except such rights as they may have to the proceeds of such insurance as set forth in the 1997 edition of AIA Document A201, General Conditions of the Contract for Construction, as modified by the Owner. The Owner or the Architect, as appropriate, shall require of the contractors, consultants, and agents of any of them similar waivers in favor of the other parties enumerated herein.

§ 1.3.7.5 Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Architect.

§ 1.3.7.6 Unless otherwise provided in this Agreement, the Architect and Architect’s consultants shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials or toxic substances in any form at the Project site. However, the Architect shall report to the Owner the presence and location of any hazardous material which it notices.

§ 1.3.7.7 Subject to the Owner’s prior review and written approval thereof, the Architect shall have the right to include photographic or artistic representations of the design of the Project among the Architect’s promotional and professional materials. The Architect shall be given reasonable access to the completed Project to make such representations. However, the Architect’s materials shall not include the Owner’s confidential or proprietary information if the Owner has previously advised the Architect in writing of the specific information considered by the Owner to be confidential or proprietary. The Owner may, in its sole discretion, provide professional credit for the Architect in the Owner’s promotional materials for the Project.

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		7
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§ 1.3.7.8 If the Owner requests the Architect to execute certificates, the proposed language of such certificates shall be submitted to the Architect for review at least 14 days prior to the requested dates of execution. The Architect shall not be required to execute certificates that would require knowledge, services or responsibilities beyond the scope of this Agreement, but the Owner may require and the Architect shall execute, as part of its scope of Services described under Article 1.4 or elsewhere herein any certificates or certifications customarily, commonly or reasonably required on projects of this type.

§ 1.3.7.9 The Owner and Architect, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. The Architect shall not assign this Agreement without the prior written consent of the Owner, the Owner may assign this Agreement to an institutional lender providing financing for the Project. In such event, the lender shall assume the Owner’s rights and obligations under this Agreement. The Architect shall execute all consents reasonably required to facilitate such assignment.

§ 1.3.8 TERMINATION OR SUSPENSION

§ 1.3.8.1 If the Owner fails to make payments to the Architect in accordance with this Agreement, the Architect having performed the Architect’s obligation hereunder, such failure shall be considered substantial nonperformance and cause for termination or, at the Architect’s option, cause for suspension of performance of services under this Agreement. If the Architect elects to suspend services, prior to suspension of services, the Architect shall give seven days’ written notice to the Owner. In the event of a proper suspension of services, the Architect shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services. Before resuming services, the Architect shall be paid all sums due prior to suspension and any direct expenses reasonably incurred in the interruption and resumption of the Architect’s services. The Architect’s fees for the remaining services and the time schedules shall be equitably adjusted.

§ 1.3.8.2 If, through no fault of the Architect, the Project is suspended by the Owner for more than 30 consecutive days, the Architect shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Architect shall be compensated for direct expenses reasonably incurred in the interruption and resumption of the Architect’s services. The Architect’s fees for the remaining services and the time schedules shall be equitably adjusted.

§ 1.3.8.3 If, through no fault of the Architect, the Project is suspended or the Architect’s services are suspended for more than 180 consecutive days, the Architect may terminate this Agreement by giving not less than fourteen days’ written notice.

§ 1.3.8.4 This Agreement may be terminated by either party upon not less than seven days’ written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

§ 1.3.8.5 This Agreement may be terminated by the Owner upon not less than seven days’ written notice to the Architect for the Owner’s convenience and without cause.

§ 1.3.8.6 In the event of termination not the fault of the Architect, the Architect shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due.

§ 1.3.8.7 In the event of any termination under this Article, the Architect consents to the Owner’s selection of another architect of the Owner’s choice to assist the Owner in completing the Project. The Architect agrees to cooperate and provide any information requested by the Owner in connection with the completion of the Project and consents to and authorizes the making of any reasonable changes to the design of the Project as the Owner and such other architect may desire. Any services provided by the Architect that are requested by the Owner after date of termination shall be fairly compensated by the Owner pursuant to mutual agreement on the amount of compensation prior to the performance of such services. The Owner shall indemnify O’Brien Atkins for any damages or injuries that are proximately caused by such design modifications made by the follow on architect, unless O’Brien Atkins agreed to the design modifications.

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		8
User Notes: January 16, 2007	(2572649982)

§ 1.3.9 PAYMENTS TO THE ARCHITECT

§ 1.3.9.1 Payments on account of services rendered and for Reimbursable Expenses incurred shall be made monthly upon presentation of the Architect’s properly submitted statement of services promptly after such services are performed. No deductions shall be made from the Architect’s compensation on account of penalty, liquidated damages or other sums withheld from payments to contractors, or on account of the cost of changes in the Work other than those for which the Architect is responsible.

§ 1.3.9.2 Reimbursable Expenses are in addition to compensation for the Architect’s services and include reasonable actual expenses incurred by the Architect and Architect’s employees and consultants directly related to the Project, as identified in the following Clauses:

.1	transportation in connection with the Project, authorized out-of-town travel and subsistence, and electronic communications;

.2	fees paid for securing approval of authorities having jurisdiction over the Project;

.3	reproductions, plots, standard form documents, postage, handling and delivery of Instruments of Service;

.4	expense of overtime work requiring higher than regular rates if authorized in writing in advance by the Owner;

.5	renderings, models and mock-ups requested and authorized in writing in advance by the Owner;

.6	expense of professional liability insurance dedicated exclusively to this Project or the expense of additional insurance coverage or limits requested by the Owner in excess of that normally carried by the Architect and the Architect’s consultants;

.7	reimbursable expenses as designated in Section 1.5.5;

.8	any other expense directly related to the Project and reasonably incurred after first receiving the written approval of the Owner.

§ 1.3.9.3 Records of Reimbursable Expenses, of expenses pertaining to a Change in Services, and of services performed on the basis of hourly rates or a multiple of Direct Personnel Expense shall be available to the Owner or the Owner’s authorized representative at mutually convenient times. These records shall be preserved by the Architect for a period of four years after final payment.

§ 1.3.9.4 Direct Personnel Expense is defined as the direct salaries of the Architect’s personnel engaged on the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, employee retirement plans and similar contributions.

ARTICLE 1.4 SCOPE OF SERVICES AND OTHER SPECIAL TERMS AND CONDITIONS

§ 1.4.1 Enumeration of Parts of the Agreement. This Agreement represents the entire and integrated agreement between the Owner and the Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect. This Agreement comprises the documents listed below.

§ 1.4.1.1 Standard Form of Agreement Between Owner and Architect, AIA Document B141-1997, as modified.

§ 1.4.1.2 Standard Form of Architect’s Services: Design and Contract Administration, AIA Document B141-1997, as modified.

(List other documents, if any, delineating Architect’s scope of services.)

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		9
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§ 1.4.1.3 Other documents as follows:

(List other documents, if any, forming part of the Agreement.)

Exhibit A	Program documents by Specialty Operations Solutions, Inc. (SOS) for the Basis of Design (BOD) dated 7/13/06 and the Draft 3a Floor Plan dated September 20, 2006

Exhibit B	Fee Proposal from O’Brien Atkins, dated October 30, 2006

Exhibit C	Proposal from subconsultant Sterling Engineering to O’Brien Atkins, dated October 24, 2006

NOTE: In the event of conflicts or discrepancies between the documents forming this contract, interpretations will be based on the following precedent priorities: (1) this modified B141 Owner/Architect Agreement; (2) Exhibit B; and then (3) Exhibit C.

§ 1.4.2 Special Terms and Conditions. Special terms and conditions that modify this Agreement are as follows:

§ 1.4.2.1 The Architect shall maintain throughout the period of the Project, and for a period of three years thereafter, standard errors and omissions insurance in an amount normally carried by the Architect and which is customary for similarly situated architects in the industry. The Architect shall maintain insurance coverage for commercial general liability, automobile liability and workers’ compensation in form and amounts normally carried by the Architect which are customary for similarly situated architects in the industry. The Architect shall ensure that any and all consultants engaged or employed by the Architect carry similar insurance with reasonable prudent limits and coverages in light of the services to be rendered by such consultants. The Architect shall submit to the Owner proof of insurance in amounts satisfactory to the Owner and upon the Owner’s request, shall promptly furnish copies of all insurance policies to the Owner. The insurance policies shall incorporate a provision for giving written notice to the Owner at least 30 days prior to any cancellation, non-renewal or material modification of the policies. Without limiting any other provision in this Agreement, failure of the Architect to comply with this paragraph 1.4.2.1 shall be cause for termination.

§ 1.4.2.2 To the fullest extent permitted by law, the Architect agrees to indemnify, hold harmless, protect and defend the Owner and the Owner’s agents, representatives and affiliated entities against any and all claims, loss, liability, damage, costs and expenses including reasonable attorneys’ fees, occurring as a result of or due to the negligence of the Architect, its agents, consultants, employees or representatives.

§ 1.4.2.3 The Architect shall be responsible for all services provided under this Agreement regardless of whether provided directly by the Architect or by any consultants directly employed by the Architect. The Architect will perform all duties and services and make all decisions called for hereunder promptly and without unreasonable delay and will give the Project such priority as is necessary to cause the Architect’s services hereunder to be timely and properly performed.

§ 1.4.2.4 With respect to the Americans with Disabilities Act (“ADA”), the Owner acknowledges that the ADA is not a detailed building code and that its requirements are general in nature and open to differing interpretations. Consistent with the professional standard of care, the Architect will interpret applicable ADA requirements with respect to its design of the building. However, the Architect does not warrant or represent that services provided under this Agreement will result in full project compliance with the ADA or all interpretations of ADA requirements by regulatory bodies or court decisions. In addition, if the Owner requires that the construction of the project deviate from the Architect’s reasonable judgment and understanding of the provisions of the ADA, the Owner shall hold the Architect harmless from any claim based upon such deviation. For clarity, this does not relieve the Architect of its duty to adhere to applicable state and local building codes.

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		10
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ARTICLE 1.5 COMPENSATION

§ 1.5.1 For the Architect’s services as described under Article 1.4 or elsewhere herein, compensation (“Basic Compensation”) shall be computed as follows:

Review of SOS Documents/MEP Existing Cond	$26,080
Architectural Design Confirmation/MEP Schematic Design	25,564
Design Development	27,813
Construction Documents	67,648
Procurement & Permitting	9,492
Construction	46,330
Total	$202,927

The Architect shall submit to the Owner invoices on a monthly basis, the amount of each such invoice to be calculated based on the percentage of each Basic Compensation phase as set forth above.

§ 1.5.2 If the services of the Architect are changed as described in Section 1.3.3.1, the Architect’s compensation shall be adjusted. Such adjustment shall be calculated as described below or, if no method of adjustment is indicated in this Section 1.5.2, in an equitable manner.

(Insert basis of compensation, including rates and multiples of Direct Personnel Expense for Principals and employees, and identify Principals and classify employees, if required. Identify specific services to which particular methods of compensation apply.)

See O’Brien Atkins Associates, P.A. Hourly Rates for 2006, attached and incorporated herein as Exhibit B.

§ 1.5.3 For a Change in Services of the Architect’s consultants, compensation shall be computed as a multiple of One and one-tenth (1.10) times the amounts billed to the Architect for such services.

§ 1.5.4 For Reimbursable Expenses as described in Section 1.3.9.2, and any other items included in Section 1.5.5 as Reimbursable Expenses, the compensation shall be computed as a multiple of One and one-tenth (1.10) times the expenses incurred by the Architect, and the Architect’s employees and consultants.

§ 1.5.5 Other Reimbursable Expenses, if any, are as follows:

§ 1.5.6 The rates and multiples for Changes in Services of the Architect and the Architect’s consultants as set forth in this Agreement shall be adjusted in accordance with their normal salary review practices.

§ 1.5.7 Payments for services shall be made monthly, and where applicable, shall be in proportion to services performed on the basis set forth in this Agreement.

§ 1.5.8 Payments are due and payable Thirty (30) days from the date of the Architect’s invoice. Amounts properly due and unpaid Sixty (60) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Architect.

(Insert rate of interest agreed upon.)

Prime rate plus one percent per annum as published in the Wall Street Journal.

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Architect’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

§ 1.5.9 If the services covered by this Agreement have not been completed within Eight (8) months of the date hereof, through no fault of the Architect, extension of the Architect’s services beyond that time shall be equitably adjusted for any Change in Services required as a result of such time being exceeded or extended.

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		11
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This Agreement entered into as of the day and year first written above.

OWNER – Targacept, Inc.	ARCHITECT – O’Brien Atkins Associates, P.A.

/s/ Alan A. Musso	/s/ DBL
(Signature)	(Signature)
Alan A. Musso, Vice President & CFO	Dudley B. Lacy, AIA, President and COO
(Printed name and title)	(Printed name and title)

AIA Document B141™ – 1997 Part 1. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:07:31 on 01/16/2007 under Order No. unlicensed which expires on 3/6/2007, and is not for resale.		12
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AIA® Document B141TM – 1997 Part 2

Standard Form of Architect’s Services:

Design and Contract Administration

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

TABLE OF ARTICLES

2.1	PROJECT ADMINISTRATION SERVICES

2.2	SUPPORTING SERVICES

2.3	EVALUATION AND PLANNING SERVICES

2.4	DESIGN SERVICES

2.5	CONSTRUCTION PROCUREMENT SERVICES

2.6	CONTRACT ADMINISTRATION SERVICES

2.7	FACILITY OPERATION SERVICES

2.8	SCHEDULE OF SERVICES

2.9	MODIFICATIONS

ARTICLE 2.1 PROJECT ADMINISTRATION SERVICES

§ 2.1.1 The Architect shall manage the Architect’s services and administer the Project. The Architect shall consult with the Owner, research applicable design criteria, attend Project meetings, communicate with members of the Project team and issue progress reports. The Architect shall coordinate the services provided by the Architect and the Architect’s consultants with those services provided by the Owner and the Owner’s consultants.

§ 2.1.2 The Architect shall prepare, and periodically update for the Owner’s approval within seven (7) days of the execution of this Agreement, a Project schedule that shall identify milestone dates for decisions required of the Owner, design services furnished by the Architect, completion of documentation provided by the Architect, commencement of construction and Substantial Completion of the Work.

§ 2.1.3 The Architect shall consider, and discuss with the Owner, the value of alternative materials, building systems and equipment, together with other considerations based on program, budget and aesthetics in developing the design for the Project.

§ 2.1.4 Upon request of the Owner, the Architect shall make a presentation to explain the design of the Project to representatives of the Owner.

§ 2.1.5 The Architect shall submit design documents to the Owner at intervals appropriate to the design process for purposes of evaluation and approval by the Owner. Subject to the provisions contained in the next sentence herein, the Architect shall be entitled to rely on approvals received from the Owner in the further development of the design. The Owner’s approval of the Architect’s design documents contemplated herein shall not be for the purpose of determining the accuracy, adequacy or completeness of such documents and shall not alter the Architect’s responsibilities with respect to such documents.

AIA Document B141™ – 1997 Part 2. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:08:28 on 01/16/2007 under Order No.unlicensed which expires on 3/6/2007, and is not for resale.		1
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§ 2.1.6 The Architect shall assist the Owner in connection with the Owner’s responsibility for filing documents required for the approval of governmental authorities having jurisdiction over the Project.

§ 2.1.7 EVALUATION OF BUDGET AND COST OF THE WORK

§ 2.1.7.1 When the Project requirements have been sufficiently identified, the Architect shall prepare a preliminary estimate of the Cost of the Work. This estimate may be based on current area, volume or similar conceptual estimating techniques. As the design process progresses through the end of the preparation of the Construction Documents, the Architect shall update and refine the preliminary estimate of the Cost of the Work. The Architect shall advise the Owner of any adjustments to previous estimates of the Cost of the Work indicated by changes in Project requirements or general market conditions. If at any time the Architect’s estimate of the Cost of the Work exceeds the Owner’s budget, the Architect shall make appropriate recommendations to the Owner to adjust the Project’s size, quality or budget, and the Owner shall cooperate with the Architect in making such adjustments.

§ 2.1.7.2 Evaluations of the Owner’s budget for the Project, the preliminary estimate of the Cost of the Work and updated estimates of the Cost of the Work prepared by the Architect represent the Architect’s judgment as a design professional familiar with the construction industry. It is recognized, however, that neither the Architect nor the Owner has control over the cost of labor, materials or equipment, over the Contractor’s methods of determining bid prices, or over competitive bidding, market or negotiating conditions. Accordingly, the Architect cannot and does not warrant or represent that bids or negotiated prices will not vary from the Owner’s budget for the Project or from any estimate of the Cost of the Work or evaluation prepared or agreed to by the Architect.

§ 2.1.7.3 In preparing estimates of the Cost of the Work, the Architect shall be permitted to include reasonable contingencies for design, bidding and price escalation; to determine what materials, equipment, component systems and types of construction acceptable to the Owner are to be included in the Contract Documents; to make reasonable adjustments in the scope of the Project acceptable to the Owner and to include in the Contract Documents alternate bids acceptable to the Owner as may be necessary to adjust the estimated Cost of the Work to meet the Owner’s budget for the Cost of the Work. If an increase in the Contract Sum occurring after execution of the Contract between the Owner and the Contractor and not attributable to negligence of the Architect causes the budget for the Cost of the Work to be exceeded, that budget shall be increased accordingly.

§ 2.1.7.4 If bidding or negotiation has not commenced within 90 days after the Architect submits the Construction Documents to the Owner, the budget for the Cost of the Work shall be reviewed and, if necessary, adjusted to reflect changes, if any, in the general level of prices in the construction industry, between the date of submission of the Contract Documents to the Owner and the date on which proposals are sought.

§ 2.1.7.5 If the budget for the Cost of the Work is exceeded by the lowest bona fide bid or negotiated proposal, the Owner shall:

.1	give written approval of an increase in the budget for the Cost of the Work;

.2	authorize rebidding or renegotiating of the Project within a reasonable time;

.3	terminate in accordance with Section 1.3.8.5; or

.4	cooperate in revising the Project scope and quality as required to reduce the Cost of the Work.

§ 2.1.7.6 If the Owner chooses to proceed under Section 2.1.7.5.4, the Architect, without additional compensation, shall modify the documents for which the Architect is responsible under this Agreement as necessary to comply with the budget for the Cost of the Work. The modification of such documents shall be the limit of the Architect’s responsibility under this Section 2.1.7. The Architect shall be entitled to compensation in accordance with this Agreement for all services performed whether or not construction is commenced.

ARTICLE 2.2 SUPPORTING SERVICES

§ 2.2.1 Unless provided by the Architect as specifically designated in Section 2.8.3, or reasonably inferable under paragraph 1.4 or elsewhere herein, the services in this Article 2.2 shall be provided by the Owner or the Owner’s consultants and contractors.

AIA Document B141™ – 1997 Part 2. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:08:28 on 01/16/2007 under Order No.unlicensed which expires on 3/6/2007, and is not for resale.		2
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§ 2.2.1.1 The Owner shall furnish a program setting forth the Owner’s objectives, schedule, constraints and criteria, including space requirements and relationships, special equipment, systems and site requirements, unless such initial information has been included in Article 1.1 of this Agreement.

§ 2.2.1.2 The Owner shall furnish surveys to describe physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark, unless such initial information has been included in Article 1.1 of this Agreement.

§ 2.2.1.3 The Owner shall furnish services of geotechnical engineers which may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate recommendations.

ARTICLE 2.3 EVALUATION AND PLANNING SERVICES

§ 2.3.1 The Architect shall provide a preliminary evaluation of the information furnished by the Owner under this Agreement, including the Owner’s program and schedule requirements and budget for the Cost of the Work, each in terms of the other. The Architect shall review such information to ascertain that it is consistent with the requirements of the Project and shall notify the Owner in writing of any other information, tests, analyses, studies, reports or consultant services that may be reasonably needed for the Project.

§ 2.3.2 The Architect shall provide a preliminary evaluation of the Owner’s site for the Project based on the information provided by the Owner and upon the Architect’s observations of site conditions, and the Owner’s program, schedule and budget for the Cost of the Work.

§ 2.3.3 The Architect shall review the Owner’s proposed method of contracting for construction services and shall notify the Owner in writing of anticipated impacts that such method may have on the Owner’s program, financial and time requirements, and the scope of the Project.

ARTICLE 2.3.4 ENGINEER PREDESIGN SERVICES

The Architect shall cause its engineering consultant, Sterling Engineering, to perform the following services for Targacept, Inc., located at 200 East First Street, Winston-Salem, NC 27101:

1.	Review and confirmation of Specialty Operations Solutions, Inc. (SOS) Documents. To the extent unpaid, Architect to pay $8,000.00, including reimbursables to its consultant, Sterling Engineering, to perform the following pre-design services.

a.	Review of SOS documents to become familiar with the information and to meet with SOS to clarify questions concerning this information.

b.	Design confirmation code review of the SOS concept floor plan. Convert SOS plans to O’Brien/Atkins’ CAD Standards, revise floor plans to confirm to code and make revisions accordingly.

ARTICLE 2.4 DESIGN SERVICES

§ 2.4.1 The Architect’s design services shall include normal structural, mechanical and electrical engineering services.

§ 2.4.1.1 The Architect shall be responsible for the coordination of all drawings and design documents used on the Project which have been prepared by the Architect or the Architect’s consultants. The Architect, subject to the professional standard of care, shall be responsible for the completeness and accuracy of all drawings and specifications submitted by or through the Architect and for their compliance with all applicable codes, ordinances, regulations, laws and statutes.

AIA Document B141™ – 1997 Part 2. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:08:28 on 01/16/2007 under Order No.unlicensed which expires on 3/6/2007, and is not for resale.		3
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§ 2.4.1.2 The Owner shall have the right to disapprove any portion of the Architect’s work on the Project (including, but not limited to, the Preliminary Planning and Conceptual Design Services, the Schematic Design Services, the Design Development Services, the Construction Documents Services, the Bidding or Negotiation Services or the Contract Administration Services) on any reasonable basis including, but not limited to, the Owner’s opinion that the Cost of the Work is likely to render the Project infeasible. In the event that any non-construction phase of the Architect’s work is not approved by the Owner, the Architect shall proceed, when requested by the Owner, to revise its work in good faith to attempt to satisfy the Owner’s objections. These revisions will be made without adjustments to the compensation provided for hereunder, unless revisions are made to design work or documents previously approved by the Owner, in which case such revisions shall be paid for as Changes in Services pursuant to paragraph 1.3.3. Should there be substantial changes to the original program after the approval of schematic drawings, which changes substantially increase the scope of design services to be furnished hereunder, the Architect shall notify the Owner in writing of a Change in Services and receive approval from the Owner before proceeding with the revisions necessitated by such changes.

§ 2.4.1.3 See Exhibit B, Fee Proposal from O’Brien Atkins dated October 10, 2006, and Exhibit C, the subconsultant proposal from Sterling Engineering to O’Brien Atkins dated October 4, 2006.

§ 2.4.2 SCHEMATIC DESIGN DOCUMENTS

§ 2.4.2.1 The Architect shall provide Schematic Design Documents for the Owner’s approval based on the mutually agreed-upon program, schedule, and budget for the Cost of the Work. The documents shall establish the conceptual design of the Project illustrating the scale and relationship of the Project components. The Schematic Design Documents shall include a conceptual site plan, if appropriate, and preliminary building plans, sections and elevations. At the Architect’s option, the Schematic Design Documents may include study models, perspective sketches, electronic modeling or combinations of these media. Preliminary selections of major building systems and construction materials shall be noted on the drawings or described in writing.

§ 2.4.3 DESIGN DEVELOPMENT DOCUMENTS

§ 2.4.3.1 The Architect shall provide Design Development Documents for the Owner’s approval based on the approved Schematic Design Documents and updated budget for the Cost of the Work. The Design Development Documents shall illustrate and describe the refinement of the design of the Project, establishing the scope, relationships, forms, size and appearance of the Project by means of plans, sections and elevations, typical construction details, and equipment layouts. The Design Development Documents shall include specifications that identify major materials and systems and establish in general their quality levels.

§ 2.4.4 CONSTRUCTION DOCUMENTS

§ 2.4.4.1 The Architect shall provide Construction Documents for the Owner’s approval based on the approved Design Development Documents and updated budget for the Cost of the Work. The Construction Documents shall set forth in detail the requirements for construction of the Project. The Construction Documents shall include Drawings and Specifications that establish in detail the quality levels of materials and systems required for the Project.

§ 2.4.4.2 During the development of the Construction Documents and as requested by the Owner, the Architect shall assist the Owner in the development and preparation of: (1) bidding and procurement information which describes the time, place and conditions of bidding; bidding or proposal forms; and the form of agreement between the Owner and the Contractor; and (2) the Conditions of the Contract for Construction (General, Supplementary and other Conditions). The Architect also shall compile the Project Manual that includes the Conditions of the Contract for Construction and Specifications and may include bidding requirements and sample forms.

ARTICLE 2.5 CONSTRUCTION PROCUREMENT SERVICES

§ 2.5.1 The Architect shall assist the Owner in obtaining negotiated proposals and shall assist the Owner in awarding and preparing contracts for construction.

§ 2.5.2 The Architect shall assist the Owner in establishing a list of prospective bidders or contractors.

AIA Document B141™ – 1997 Part 2. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:08:28 on 01/16/2007 under Order No.unlicensed which expires on 3/6/2007, and is not for resale.		4
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§ 2.5.3 The Architect shall assist the Owner in bid validation or proposal evaluation and determination of the successful bid or proposal, if any. If requested by the Owner, the Architect shall notify all prospective bidders or contractors of the bid or proposal results.

§ 2.5.4 COMPETITIVE BIDDING

§ 2.5.4.1 Bidding Documents shall consist of bidding requirements, proposed contract forms, General Conditions and Supplementary Conditions, Specifications and Drawings.

§ 2.5.4.2 If requested by the Owner, the Architect shall arrange for procuring the reproduction of Bidding Documents for distribution to prospective bidders. The Owner shall pay directly for the cost of reproduction or shall reimburse the Architect for such expenses.

§ 2.5.4.3 If requested by the Owner, the Architect shall distribute the Bidding Documents to prospective bidders and request their return upon completion of the bidding process. The Architect shall maintain a log of distribution and retrieval, and the amounts of deposits, if any, received from and returned to prospective bidders.

§ 2.5.4.4 The Architect shall consider requests for substitutions, if permitted by the Bidding Documents, and shall prepare and distribute addenda identifying approved substitutions to all prospective bidders.

§ 2.5.4.5 The Architect shall participate in or, at the Owner’s direction, shall organize and conduct a pre-bid conference for prospective bidders.

§ 2.5.4.6 The Architect shall prepare responses to questions from prospective bidders and provide clarifications and interpretations of the Bidding Documents to all prospective bidders in the form of addenda.

§ 2.5.4.7 The Architect shall participate in or, at the Owner’s direction, shall organize and conduct the opening of the bids. The Architect shall subsequently document and distribute the bidding results, as directed by the Owner.

§ 2.5.5 NEGOTIATED PROPOSALS

§ 2.5.5.1 Proposal Documents shall consist of proposal requirements, proposed contract forms, General Conditions and Supplementary Conditions, Specifications and Drawings.

§ 2.5.5.2 If requested by the Owner, the Architect shall arrange for procuring the reproduction of Proposal Documents for distribution to prospective contractors. The Owner shall pay directly for the cost of reproduction or shall reimburse the Architect for such expenses.

§ 2.5.5.3 If requested by the Owner, the Architect shall organize and participate in selection interviews with prospective contractors.

§ 2.5.5.4 As an additional service pursuant to Section 1.3.3, the Architect shall consider requests for substitutions, if permitted by the Proposal Documents, with the concurrence of the Owner, and shall prepare and distribute addenda identifying approved substitutions to all prospective contractors.

§ 2.5.5.5 If requested by the Owner, the Architect shall assist the Owner during negotiations with prospective contractors. The Architect shall subsequently prepare a summary report of the negotiation results, as directed by the Owner.

ARTICLE 2.6 CONTRACT ADMINISTRATION SERVICES

§ 2.6.1 GENERAL ADMINISTRATION

§ 2.6.1.1 The Architect shall provide administration of the Contract between the Owner and the Contractor(s) as set forth below and in the 1997 edition of AIA Document A201, General Conditions of the Contract for Construction, as modified by the Owner. Modifications made by the Owner to the General Conditions, when adopted as part of the Contract Documents, shall be enforceable under this Agreement only to the extent that they are consistent with this Agreement or approved in writing by the Architect.

§ 2.6.1.2 The Architect’s responsibility to provide Contract Administration Services under this Agreement commences with the award of the Contract for Construction and, subject to subparagraphs 2.6.6.1 and 1.5.9, terminates at the later of 60 days after the final completion date set forth in the Contract Documents and any extensions of time granted pursuant thereto, or the date when all Work is complete as described in the Contract Documents.

AIA Document B141™ – 1997 Part 2. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:08:28 on 01/16/2007 under Order No.unlicensed which expires on 3/6/2007, and is not for resale.		5
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§ 2.6.1.3 The Architect shall be a representative of and shall advise and consult with the Owner during the provision of the Contract Administration Services. The Architect shall have authority to act on behalf of the Owner only to the extent provided in this Agreement unless otherwise modified by written amendment.

§ 2.6.1.4 Duties, responsibilities and limitations of authority of the Architect under this Article 2.6 shall not be restricted, modified or extended without written agreement of the Owner and Architect with consent of the Contractor, which consent will not be unreasonably withheld.

§ 2.6.1.5 The Architect shall review properly prepared, timely requests by the Contractor for additional information about the Contract Documents. A properly prepared request for additional information about the Contract Documents shall be in a form prepared or approved by the Architect and shall include a detailed written statement that indicates the specific Drawings or Specifications in need of clarification and the nature of the clarification requested.

§ 2.6.1.6 If deemed appropriate by the Architect, the Architect shall on the Owner’s behalf prepare, reproduce and distribute supplemental Drawings and Specifications in response to requests for information by the Contractor.

§ 2.6.1.7 The Architect shall interpret and decide matters concerning performance of the Owner and Contractor(s) under, and requirements of, the Contract Documents on written request of either the Owner or Contractor(s). The Architect’s response to such requests shall be made in writing within any time limits agreed upon or otherwise with reasonable promptness.

§ 2.6.1.8 Interpretations and decisions of the Architect shall be consistent with the intent of and reasonably inferable from the Contract Documents and shall be in writing or in the form of drawings. When making such interpretations and initial decisions, the Architect shall endeavor to secure faithful performance by both Owner and Contractor, shall not show partiality to either, and shall not be liable for the results of interpretations or decisions so rendered in good faith.

§ 2.6.1.9 The Architect shall render initial decisions on claims, disputes or other matters in question between the Owner and Contractor as provided in the Contract Documents.

§ 2.6.2 EVALUATIONS OF THE WORK

§ 2.6.2.1 The Architect, as a representative of the Owner, shall visit the site at intervals appropriate to the stage of the Contractor’s operations, or as otherwise agreed by the Owner and the Architect in Article 2.8, (1) to become generally familiar with and to keep the Owner informed about the progress and quality of the portion of the Work completed, (2) to use reasonable care to guard the Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. The Architect shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, since these are solely the Contractor’s rights and responsibilities under the Contract Documents.

§ 2.6.2.1.1 Although the Architect shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work, the Architect shall, review the quality and quantity of the Work on at least a bi-weekly basis as part of the Architect’s Scope of Services under this Agreement, and shall issue written reports of such reviews, which reports shall inform the Owner of any material deviations from the Contract Documents observed during such reviews. The parties acknowledge that the basic services limit for site visits is nine (9) by the Architect and five (5) by the Architect’s subconsultant, Sterling Engineering. The Architect shall conduct additional reviews if requested by the Owner; any such additional reviews shall constitute a Change in Services pursuant to paragraph 1.3.3.

§ 2.6.2.1.2 The Architect, as part of its scope of services under this Agreement, will attend and actively participate in bi-weekly progress meetings during construction of the Project which will be conducted by the Contractor.

AIA Document B141™ – 1997 Part 2. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:08:28 on 01/16/2007 under Order No.unlicensed which expires on 3/6/2007, and is not for resale.		6
User Notes: January 16, 2007	(1403318709)

§ 2.6.2.1.3 The Architect, as part of its scope of services under this Agreement, shall carefully review the Contractor’s meeting minutes and prior to the next progress meeting issue amendments and corrections as necessary for an accurate record protecting the interests of the Owner. If the Architect determines that the Contractor has fallen substantially behind schedule, the Architect shall request from the Contractor a recovery plan to bring the Work back on schedule.

§ 2.6.2.2 The Architect shall report to the Owner and Contractor in writing known deviations from the Contract Documents and from the most recent construction schedule submitted by the Contractor. However, the Architect shall not be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect shall be responsible for the Architect’s negligent acts or omissions, but shall not have control over or charge of and shall not be responsible for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or of any other persons or entities performing portions of the Work.

§ 2.6.2.3 The Architect shall at all times have access to the Work wherever it is in preparation or progress.

§ 2.6.2.4 Except as otherwise provided in this Agreement or when direct communications have been specially authorized, the Owner shall endeavor to communicate with the Contractor through the Architect about matters arising out of or relating to the Contract Documents. Communications by and with the Architect’s consultants shall be through the Architect.

§ 2.6.2.5 The Architect, in carrying out its responsibilities of observation and evaluation pursuant to this Agreement, shall have authority to reject Work that does not conform to the Contract Documents. With the approval of the Owner, whenever the Architect considers it necessary or advisable, the Architect will have authority to require inspection or testing of the Work in accordance with the provisions of the Contract Documents, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect or the Owner to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees or other persons or entities performing portions of the Work.

§ 2.6.3 CERTIFICATION OF PAYMENTS TO CONTRACTOR

§ 2.6.3.1 The Architect shall review and certify the amounts due the Contractor and shall issue Certificates for Payment in such amounts, based on the Architect’s observations and evaluations of the Contractor Applications for Payment. The Architect’s certification for payment shall constitute a representation to the Owner, based on the Architect’s evaluation of the Work as provided in Section 2.6.2 and on the data comprising the Contractor’s Application for Payment, that the Work has progressed to the point indicated and that, to the best of the Architect’s knowledge, information and belief, the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject (1) to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, (2) to results of subsequent tests and inspections, (3) to correction of minor deviations from the Contract Documents prior to completion, and (4) to specific qualifications expressed by the Architect.

§ 2.6.3.2 The issuance of a Certificate for Payment shall not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment, or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

§ 2.6.3.3 The Architect shall maintain a record of the Contractor’s Applications for Payment.

§ 2.6.4 SUBMITTALS

§ 2.6.4.1 The Architect shall review and approve or take other appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect’s action shall be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Owner, Contractor or separate contractors, while allowing sufficient time in the Architect’s professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents. The Architect’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

AIA Document B141™ – 1997 Part 2. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:08:28 on 01/16/2007 under Order No.unlicensed which expires on 3/6/2007, and is not for resale.		7
User Notes: January 16, 2007	(1403318709)

§ 2.6.4.2 The Architect shall maintain a record of submittals and copies of submittals supplied by the Contractor in accordance with the requirements of the Contract Documents.

§ 2.6.4.3 If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor(s) by the Contract Documents, the Architect shall specify appropriate performance and design criteria that such services must satisfy. Shop Drawings and other submittals related to the Work designed or certified by the design professional retained by the Contractor shall bear such professional’s written approval when submitted to the Architect. The Architect shall be entitled to reasonably rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals.

§ 2.6.5 CHANGES IN THE WORK

§ 2.6.5.1 The Architect shall prepare Change Orders and Construction Change Directives, with supporting documentation and data, for the Owner’s approval and execution in accordance with the Contract Documents. The Architect may, with the prior approval of the Owner, authorize minor changes in the Work not involving an adjustment in Contract Sum or an extension of the Contract Time which are consistent with the intent of the Contract Documents. If necessary, the Architect shall prepare, reproduce and distribute Drawings and Specifications to describe Work to be added, deleted or modified, as provided in Section 2.8.2.

§ 2.6.5.1.1 All changes in the Work potentially involving an adjustment in the Contract Sum or an extension of the Contract Time must be approved in writing in advance by the Owner.

§ 2.6.5.2 The Architect shall review and respond to reasonable requests by the Owner or Contractor for changes in the Work, including adjustments to the Contract Sum or Contract Time. If the Architect determines that requested changes in the Work are not materially different from the requirements of the Contract Documents, the Architect may issue an order for a minor change in the Work or recommend to the Owner that the requested change be denied. If a request for a change in the Work requires extensive investigation or preparation of additional drawings or specifications by the Architect, such Work shall be compensated as a Change in Service.

§ 2.6.5.3 If the Architect determines that implementation of the requested changes would result in a material change to the Contract that may cause an adjustment in the Contract Time or Contract Sum, the Architect shall make a recommendation to the Owner, who may authorize further investigation of such change. Upon such authorization, and based upon information furnished by the Contractor, if any, the Architect shall estimate the additional cost and time that might result from such change, including any additional costs attributable to a Change in Services of the Architect, providing such change is solely a result of some action or inaction on the part of a party other than the Architect. With the Owner’s approval, the Architect shall incorporate those estimates into a Change Order or other appropriate documentation for the Owner’s execution or negotiation with the Contractor.

§ 2.6.5.4 The Architect shall maintain records relative to changes in the Work.

§ 2.6.6 PROJECT COMPLETION

§ 2.6.6.1 The Architect shall conduct inspections to determine the date or dates of Substantial Completion and the date of final completion, shall receive from the Contractor and forward to the Owner, for the Owner’s review and records, written warranties and related documents required by the Contract Documents and assembled by the Contractor, and shall issue a final Certificate for Payment based upon the Architect’s final inspection indicating the Work complies with the requirements of the Contract Documents.

§ 2.6.6.1.1 If the Architect exceeds the number of inspections under basic services in this Agreement as a result of the fault of the Contractor, and if the Architect intends to charge the Owner for same as a Change in Services, then the Architect must recommend to the Owner that such amount be deducted from amounts due the Contractor on the subsequent or final Application for Payment.

AIA Document B141™ – 1997 Part 2. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:08:28 on 01/16/2007 under Order No.unlicensed which expires on 3/6/2007, and is not for resale.		8
User Notes: January 16, 2007	(1403318709)

§ 2.6.6.2 The Architect’s inspection shall, at the option of the Owner, be conducted with the Owner’s Designated Representative to check conformance of the Work with the requirements of the Contract Documents and to verify the accuracy and completeness of the list submitted by the Contractor of Work to be completed or corrected. The presence of the Owner’s Designated Representative at such inspection shall not affect the duties and responsibilities of the Architect under this Agreement.

§ 2.6.6.3 When the Work is found to be substantially complete by the Architect, and the Owner is in agreement with same, the Architect shall inform the Owner about the balance of the Contract Sum remaining to be paid the Contractor(s), including any amounts needed to pay for final completion or correction of the Work.

§ 2.6.6.4 The Architect shall receive from the Contractor and forward to the Owner: (1) consent of surety or sureties, if any, to reduction in or partial release of retainage or the making of final payment and (2) affidavits, receipts, releases and waivers of liens or bonds indemnifying the Owner against liens and (3) warranties, guarantees and other Project closeout items required by the Contract Documents.

ARTICLE 2.7 FACILITY OPERATION SERVICES

§ 2.7.1 The Architect shall request of the Owner, and if the Owner decides to act on such request, the Architect shall meet with the Owner or the Owner’s Designated Representative promptly after Substantial Completion to review the need for facility operation services.

§ 2.7.2 During the tenth month after Substantial Completion, the Architect shall arrange and conduct a meeting with the Owner and the Owner’s Designated Representative, perform a thorough inspection of the Project and provide to the Owner a written report of deficiencies potentially constituting warranty issues of which the Contractor should be notified by the Owner.

ARTICLE 2.8 SCHEDULE OF SERVICES

§ 2.8.1 Design and Contract Administration Services beyond the following limits shall be provided by the Architect as a Change in Services in accordance with Section 1.3.3:

.1	up to two (2) reviews of each Shop Drawing, Product Data item, sample and similar submittal of the Contractor.

.2	one (1) bi-weekly visit to the site by the Architect over the duration of the Project during construction.

.3	up to one (1) inspection for any portion of the Work to determine whether such portion of the Work is substantially complete in accordance with the requirements of the Contract Documents.

.4	up to one (1) inspection for any portion of the Work to determine final completion.

NOTE: Under basic services, site visits are limited to nine (9) by the Architect and five (5) by the Architect’s subconsultant, Sterling Engineering. Site visits exceeding these limits to which the Architect or its subconsultants bear no responsibility shall be subject to additional compensation as a Change in Services.

§ 2.8.2 The following Design and Contract Administration Services shall be provided by the Architect as a Change in Services in accordance with Section 1.3.3:

.1	review of a Contractor’s submittal out of sequence from the submittal schedule agreed to by the Architect;

.2	responses to the Contractor’s requests for information where such information is available to the Contractor from a careful study and comparison of the Contract Documents, field conditions, other Owner-provided information, Contractor-prepared coordination drawings, or prior Project correspondence or documentation;

.3	Change Orders and Construction Change Directives requiring evaluation of proposals, including the preparation or revision of Instruments of Service when such Change Orders and Construction Change Directives are issued solely as a result of some action or inaction on the part of a party other than the Architect;

.4	providing consultation concerning replacement of Work resulting from fire or other cause, not the fault of the Architect, during construction;

.5	evaluation of an extensive number of claims submitted by the Contractor or others in connection with the Work with such claims arising solely from some action or inaction on the part of a party other than the Architect;

.6	evaluation of substitutions proposed by the Owner’s consultants or contractors and making subsequent revisions to Instruments of Service resulting therefrom;

AIA Document B141™ – 1997 Part 2. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:08:28 on 01/16/2007 under Order No.unlicensed which expires on 3/6/2007, and is not for resale.		9
User Notes: January 16, 2007	(1403318709)

.7	preparation of design and documentation for alternate bid or proposal requests proposed by the Owner; or

.8	providing services after the later of 60 days after the final completion date set forth in the Contract Documents and any extensions of time granted pursuant thereto, or the date when all Work is complete as described in the Contract Documents, but only to the extent that the Architect performs additional services that would otherwise not have had to have been performed if the Project was not delayed.

§ 2.8.3 The Architect shall furnish or provide the following services only if specifically designated or otherwise specified herein:

Services		Responsibility (Architect, Owner or Not Provided)	Location of Service Description
.1	Programming	Owner (SOS)
.2	Land Survey Services	N/A
.3	Geotechnical Services	N/A
.4	Space Schematics/Flow Diagrams	Owner (SOS)
.5	Existing Facilities Surveys	N/A
.6	Economic Feasibility Studies	N/A
.7	Site Analysis and Selection	N/A
.8	Environmental Studies and Reports	N/A
.9	Owner-Supplied Data Coordination	Owner/Architect
.10	Schedule Development and Monitoring	N/A
.11	Civil Design	N/A
.12	Landscape Design	N/A
.13	Interior Design	Architect	Selection of finishes
.14	Special Bidding or Negotiation	N/A
.15	Value Analysis
.16	Detailed Cost Estimating	N/A
.17	On-Site Project Representation	N/A
.18	Construction Management	N/A
.19	Start-up Assistance	N/A
.20	Record Drawings	Architect	para. 2.8.3.20.A
.21	Post-Contract Evaluation	N/A
.22	Tenant-Related Services
.23	Signage	Owner	If required
.24	Mechanical, Electrical and Plumbing Engineering	Architect	1.1.3.5
.25	Fire Protection Engineering	Architect	1.1.3.5
.26	Structural (if required)	Architect	1.1.3.5

§ 2.8.3.20.A No later than 120 days after final payment to the Contractor, and as part of Basic Services, the Architect shall provide the Owner with a complete set of reproducible record drawings, in hard copy and electronic form delivered to the Owner on CD. These files will show significant changes in the Work made during construction based on marked-up prints, drawings and other data furnished by the Contractor(s) to the Architect.

§ 2.8.4 Notwithstanding anything in this Agreement to the contrary, to the extent that architectural services are made necessary by any fault or omission of the Architect, such architectural services shall not be compensated as a Change in Service.

Description of Services.

(Insert descriptions of the services designated.)

AIA Document B141™ – 1997 Part 2. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:08:28 on 01/16/2007 under Order No.unlicensed which expires on 3/6/2007, and is not for resale.		10
User Notes: January 16, 2007	(1403318709)

ARTICLE 2.9 MODIFICATIONS

§ 2.9.1 Modifications to this Standard Form of Architect’s Services: Design and Contract Administration, if any, are as follows:

By its execution, this Standard Form of Architect’s Services: Design and Contract Administration and modifications hereto are incorporated into the Standard Form of Agreement Between the Owner and Architect, AIA Document B141-1997, as modified, that was entered into by the parties as of the date:

OWNER – Targacept, Inc.	ARCHITECT – O’Brien Atkins Associates, P.A.

/s/ Alan A. Musso	/s/ DBL
(Signature)	(Signature)
Alan A. Musso, VP & CFO	Dudley B. Lacy, AIA, President and COO
(Printed name and title)	(Printed name and title)

AIA Document B141™ – 1997 Part 2. Copyright © 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970, 1974, 1977, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 15:08:28 on 01/16/2007 under Order No.unlicensed which expires on 3/6/2007, and is not for resale.		11
User Notes: January 16, 2007	(1403318709)

Exhibit A

Program Documents by Specialty Operations Solutions,

Inc. (SOS) for the Basis of Design (BOD) dated 7/13/06

and the Draft 3a Floor Plan dated 9/20/06

Targacept Tech One Expansion – Basis Of Design Document

REVISION # 0

July 13, 2006

GENERAL NOTES

•

This facility will undergo a thorough commissioning of all installed systems. Because of the nature of the work being conducted (housing of non-regulated research animals) a detailed punchlist will be prepared following a thorough inspection. The facility cannot be used by the Tenant until all punchlist items are phased out.

•	The scope items listed below apply only to animal housing and laboratory areas, and do not apply to office areas within the Tenant suite.

•

All valves, dampers and other items requiring routine service should be located above accessible ceilings outside of the animal housing rooms, testing rooms and procedure rooms. No adjustable or serviceable devices of any kind should be mounted above the housing rooms, testing rooms and procedure rooms.

HVAC

•	Constant volume throughout.

•	Fully ducted. No plenum returns.

•	Adjustable volume damper on each supply run and each exhaust run, accessible through access areas located in accessible ceilings.

•

Stainless steel (304) grills and registers in two qualified animal housing rooms. Galvanized or aluminum ductwork permitted above the ceiling structure, with the exception of the cagewasher exhaust duct which must be stainless steel (304) to the mechanical penthouse. The cagewasher exhaust duct shall be appropriately formed and routed so that condensate will drain back to the cagewasher without leaking.

•

10 air changes per hour in two qualified housing rooms, cagewasher room, food & bedding storage room, behavior rooms and lab areas, supplied by the existing base building HVAC systems. The use of this space does not require a separate air handler, but will require additional constant volume boxes.

•

Rodents shall be housed exclusively in powered, exhausted, individually isolated caging systems. The caging systems themselves shall be directly connected by flexible ductwork to the dedicated exhaust duct and fan serving the cagewasher, which is located in the mechanical penthouse. This fan and vertical riser duct will exhaust all caging systems and the cagewasher. This exhaust stream shall not be directed across a “heat wheel” heat recovery apparatus. Each caging system isolator typically exhausts 300CFM (adjustable) through a below-ceiling collar and blast gate damper. The cagewasher exhausts approximately 400 CFM.

•	Ceiling mounted grilles with the exception of the exhaust collars in the primary housing room, and the steam collection hood in the cagewasher room.

•

Control using system selected by the mechanical engineer to coordinate with the existing building system. Redundant control of spaces to be by stand-alone devices which will control emergency shutdown of the main supply and exhaust ducts, and emergency activation of the back-up heat/cool units located in the housing room.

•	Each of the qualified housing rooms and behavior testing rooms shall be a separate reheat zone,

fitted with its own thermostat.

•	Reheat shall be effected by the use of electric coils, with devices mounted above accessible ceilings.

•	No flexible ductwork.

•	Balancing deviations shall be no greater than 5%. In no event shall the air change figure be allowed to drop below 10 ACH.

•

The two qualified housing rooms and testing rooms 2 & 3 shall have a Mitsubishi Mr Slim DX heat pump (or approved equal) – appropriately sized - installed in the mounting location selected by SOS. This unit will be completely independent of the main control system and will be fitted with its own mechanical heat/cool thermostat. Mount condensing units at the direction of the architect.

•	The central HVAC and control systems must be capable of maintaining the following environmental condition.

1.	70 degrees F, -+ 4 degrees (8 degree F spread allowed)

2.	Relative humidity no lower than 30% and no higher than 70%. Set at 50%, +- 10%

3.	Humidification shall be central to the space, supplied by one humidifier located in the main supply trunk serving the entire Targacept suite.

4.	A redundant, mechanical control by Honeywell (T87F or approved equal) shall be used to prevent dangerous, wildly out of parameter temperatures in each of the two qualified housing rooms. In the event the ambient temperature of either room rises above 80 degrees F (adjustable to 90 F upper ) or below 62 degrees F (adjustable to 55 degrees F lower), supply and exhaust control dampers shall positively close and the system will go into alarm. Supply dry contacts (NO or NC) for an alarm by others.

•

In a power failure condition (or in the previously described out-of-parameter temperature condition) the control system shall be programmed so that the main control dampers for the housing room on the supply and exhaust ducts shall close and shall remain closed until the main power supply is restored.

•

Each housing room shall be fitted with one Magnahelic gauge, mounted over the entrance door on the central ACF corridor side. This gauge is to determine the relative pressure of the housing room in comparison with the central ACF corridor.

ELECTRICAL

•

All emergency systems shall be on stand-by power, served by a new stand-by load center, mounted in the new suite. Emergency systems consist of outlets powering the six ventilated caging systems; penthouse exhaust fan ventilating the caging systems; four emergency heat pump units (one in each qualified housing room); and two additional 120V 20A circuits.

•

Lighting levels in the two qualified housing rooms and each behavior testing room shall be wired so that two separate light levels may be chosen by the user. The low light level shall be 25 FC measured at the floor and shall be controlled by a mechanical 24/7 timer, mounted in the corridor immediately outside the room being controlled. Use exterior-rated or marine application timers by Intermatic, Paragon, Hubbell or approved equal. Seal the timer housing to the wall with a smooth bead of GE silicone caulk.

•

Provide Sylvania “full spectrum” lamps for housing room. Cool white for all other areas. The light fixture housings shall be sealed against the ceiling surface with a smooth bead of clear GE silicone caulk.

•

All wall-mounted devices shall be exterior rated GFCI-type (or on GFCI breakers, at the discretion of the Electrical Engineer) with weatherproof covers. All wall-mounted switches shall be fitted with Hubbell clear plastic weatherproof covers.

•	The electrical contractor shall install indicated conduits and boxes for telephone and data ports.

•	Fire alarm devices shall be outdoor or marine rated. No claxon or horn shall be mounted in the two qualified housing rooms, with the approval of the Fire Marshal.

•	Fire alarm pull stations shall be fitted with a clear plastic protective cover, Stopper II brand by Safety Technologies.

•

All devices – switches for lights, and receptacles – fed by the stand-by power system shall be factory red in color. This applies to the device and the cover plate. If a factory red device or plate is not available (the weathertight covers or the ceiling mounted boxes for instance – the contractor shall paint the cover plate or box with red Rustoleum heavy duty enamel. The Hubbell clear flexible covers over light switches shall not be painted.

•	The electrical contractor shall affix an engraved plastic indicator or professionally prepared label at each individual outlet and switch in the facility indicating feed panel and circuit number.

CONSTRUCTION

•	Completely prepare the floor surface so that it is a smooth, defect free cement plane.

•	Flooring shall be rolled on epoxy rated for severe & wet service.

•	Materials shall be at the direction of SOS.

•	Access panels shall be installed as needed to allow full and complete access.

•

All wall and ceiling surfaces shall be coated with two coats (4.5 mils wet per coat) of Sherwin-Williams Poly-Lon 1900 polyester polyurethane epoxy, after appropriate surface preparation to make the surface perfectly smooth and free of gaps and defects.

•	Hollow metal door frames in the two qualified housing rooms shall be “hospital rated” with welded joints

•	All gaps at the joints of door frames and walls shall be filled with a smooth bead of GE clear silicone sealant

•

Housing room doors shall have no view panels, or small view panels with light-tight inspection doors (Targacept option). Storage room doors shall have full upper view panel (Lexan or laminated safety glass).

•	Fire corridor doors shall be existing or to match the building standard. No view panel

•

The contractor shall affix engraved plastic labels (1/4” white letters on black background) on each access door installed in the ceiling of the central ACF corridor. The label shall list every electrical device, plumbing valve, damper and other device serviced through that access panel.

•

All doors in the qualified housing rooms and behavior testing rooms shall be fitted with heavy duty LCN hydraulic closers, which are specifically designed to close slowly against an air pressure differential of .20”

SPECIALTIES

•	All wall surfaces as indicated on the drawing shall be fitted with Acrovyn ECR-32 crash rails, manufactured by Construction Specialties.

•	All swinging doors as indicated on the drawing shall be fitted with Acrovyn Latch Protectors, manufactured by Construction Specialties.

•	All outside corner wall joints as indicated on the drawing shall be fitted with Acrovyn corner guards, manufactured by Construction Specialties.

•	All hollow metal door frames as indicated on the drawing shall be fitted with Acrovyn DFP-B door frame protection sleeves, manufactured by Construction Specialties.

•

Doors leading into or out of the ACF, on the two qualified housing rooms, on each testing room and on the food & bedding storage room shall be fitted with active door-bottom sealing mechanisms which will lower to the floor when the door is closed. A positive flexible seal at the floor is required. The frames of both doors shall be fitted with a positive sealing rubber gasket assembly. The performance specification here is to make as air-tight, and vermin-tight, a seal at both doors as is possible.

•	Use extra heavy duty – Severe Service – hinge.

•	Use stainless steel hardware and latches.

[Diagram of Floor Design]

Exhibit B

Fee Proposal from O’Brien Atkins dated October 30, 2006

O’Brien/Atkins Associates, PA	Post Office Box 12037	Durham	919/941-9000
Architecture/Engineering	Research Triangle Park, NC	Raleigh	919/755-1032
Landscape Architecture/Planning	27709	Chapel Hill	919/968-4571
Interior Design

OBrienAtkins

October 30, 2006

Ms. Mauri K. Hodges

200 E. 1st St.

Suite 300

Winston-Salem, NC 27101-4165

Re:	Targacept ACF Fee Proposal

Dear Mauri:

Please find enclosed O’Brien/Atkins’ revised fee proposal for providing architectural services for the partial fit-up of the first floor of One Technology Place. We are pleased to present this proposal for providing professional architecture for the design and construction documents of approximately 5400 GSF of animal care facility, 360 Sq. Ft of Chemical Storage Room and 4700 GSF of associated office space.

Scope of the Project

O’Brien/Atkins will provide architectural documents for the fit up of the spaces described above and as described in the program documents prepared by Specialty Operations Solutions for the Basis of Design (BOD) dated 7-13-06 and the Draft 3a Floor Plan dated 9-20-06.

Delivery of Services

Targacept will hold three contracts: One with Shelco the General Contractor, one with O’Brien/Atkins Associates for Architecture, MEP and Fire protection, and one with Specialty Operations Solutions. The contract of Sterling Engineering Company, Inc. for MEP and Fire protection has been assigned to O’Brien/Atkins. O’Brien Atkins will administer Sterling’s contract and coordinate their services. Any required structural work (framing new roof/floor openings or support of roof mounted equipment) will be provided by GKC as a sub-consultant to O’Brien/Atkins. At this time it is not known if any structural modifications will be required. If such services are required we would provide a firm quote at the time the scope is determined.

Architecture and Engineering Team

O’Brien/Atkins will provide architectural design services and lead the design phase effort with the following team:

•	Architecture: O’Brien/Atkins Associates, PA

•	Interior Design: O’Brien/Atkins Associates, PA

•	Structural Engineering: GKC if required

•	MEP Engineering: Sterling Engineering Company, Inc. (assigned to O’Brien/Atkins)

•	Fire Protection Engineering: Sterling Engineering Company, Inc. (assigned to O’Brien/Atkins)

•	ACF Planning: by Owner’s consultant, Specialty Operations Solutions (SOS)

•	Code Compliance: O’Brien/Atkins Associates (Architecture), PA and Sterling Engineering Company Inc. (MEP and Fire Protection)

•	Civil Engineering: Not Required

•	Landscape Architecture: Not Required

•	Graphics & Signage: Not included in basic services.

•	FF&E: Not included in basic services.

Tragacept ACF

Fit-up Scope of Services & Revised Fee Proposal

October 30, 2006

Scope of Architecture Services

The scope of architectural services includes the customary design, documentation and construction phase services for the above scope of work.

Coordinated with the delivery of services, the project has been separated into the following phases of services:

•	Review of SOS documents to become familiar with the information and to meet with SOS to clarify questions concerning this information

•	Design confirmation code review of the SOS concept floor plan. Convert SOS plans to O’Brien/Atkins’ CAD Standards, revise floor plans to confirm to code and make revisions accordingly.

•	Design Development as per AIA Document B-141

•	Construction Documents as per AIA Document B-141

•	Bid/Negotiations as per AIA Document B-141

•	Construction Administration as per AIA Document B-141

Scope of Engineering Services

The scope of the engineering services and associated fee is defined in Sterling Engineering Company’s, Inc. Fee Proposal dated October 24, 2006 (copy attached).

Project Schedule

The schedule for the project is:

Estimated Schedule
	Start	Finish
Review of SOS Documents	10/2/2006	10/6/2006
Schematic Design	10/6/2006	10/13/2006
Design Development	10/13/2006	10/20/2006
Construction Documents	10/20/2006	11/21/2006
Procurement & Permitting	11/22/2006	12/12/2006
Construction	12/12/2006	4/15/2007
Commissioning	4/15/2007	5/1/2007

Note: The completion of Design Development Phase shall constitute Plan Lock. Any changes after that will constitute a change of scope and schedule, which in turn will require a negotiation of an adjustment to the fee and schedule. Design Development Phase approval is required prior to beginning the Construction Documents Phase.

Project Budget

The estimated construction budget for the project is approximately $2,000,000.

Tragacept ACF

Fit-up Scope of Services & Revised Fee Proposal

October 30, 2006

Services Not Included/clarifications

•	Tabulation of existing and future Equipment and Cut sheets – by Owner’s consultant, Specialty Operations Solutions

•	Meetings limited to every two weeks during design

•	Meetings every two weeks during construction (9 Meetings)

•	Cost estimating services not included

•	Scheduling services

•	Laboratory casework programming and drawings by casework vendor

•	Signage and Graphics not included

•

O/A will rely on SOS for selection of Hardware, floor and wall finishes; Ceiling finishes within the perimeter of the ACF. SOS to furnish O’Brien/Atkins the appropriate cut sheets and product information for the specification process.

•

Because of the short schedule any change in the BOD, equipment or floor plan may constitute an adjustment to the fee and schedule. Any changes after the plan lock will constitute will constitute a change of scope and schedule (see note above on the project schedule).

•	O/A and Sterling has no scope during the Commissioning Phase

Receivables

O’Brien/Atkins needs the following documents:

•	Signed Contract

•	Authorization to proceed

Fee and Reimbursable Expenses

O’Brien/Atkins proposes to provide the services described above for Two Hundred Two Thousand Nine Hundred Twenty Seven Dollars ($202,927) plus the reasonable cost of its reimbursable expenses, submitted in a format acceptable to Targacept for travel, reproduction and express delivery times a 1.1 multiplier. For a breakout of the fee by tasks and associated hours please refer to the attached spreadsheets.

We appreciate this opportunity to work with Targacept again and are excited to work with you on this project.

Sincerely, O’BRIEN/ATKINS ASSOCIATES, PA

/s/ Eric J. Erickson,
Eric J. Erickson, AIA Principal, Director of Science & Technology

Attachments

cc:	Graydon Pleasants

John L. Atkins, III, FAIA

Dudley B. Lacy, AIA

Idealllance Biotechnology Research Facility

Part 1. Idealliance Biotechnology Research Facility

Recap of estimated fee & expenses by discipline by phase

		Architecture & Project Mgmt.		Mechanical Engineering		Electrical Engineering				Total Fee
Activity	Duration (Working Days)	Est. hrs.	Est. Fee	Est. hrs.	Est. Fee	Est. hrs.	Est. Fee	Total Hrs	Total $	Structural GKC	Sterling Engineering Company, INC	O/A Coord/ Mgt		O/A
Review of SOS Documents and MEP Existing Conditions	3	10	$1,610	0	$0	0	$0	10	$1,610		$22,245	$2,225	$26,080	$1,610
Architectural Design Confirmation/Schematic MEP	5	52	$4,780	0	$0	0	$0	52	$4,780	$0	$18,895	$1,890	$25,685	$4,780
Design Development	5	68	$7,380	0	$0	0	$0	68	$7,380	$0	$18,576	$1,856	$27,813	$7,380
Construction Documents Production	15	248	$28,480	0	$0	0	$0	248	$28,480	$0	$31,025	$3,103	$92,608	$28,480
Bld/Negotiation	20	36	$4,680	0	$0	0	$0	36	$4,680	$0	$4,375	$438	$9,493	$4,680
Construction Phase	110	200	$24,440	0	$0	0	$0	200	$24,440	$0	$19,900	$1,990	$46,330	$24,440
Interiors	1	72	$5,040					72	$5,040			$0	$5,040	$0
Estimated Total Hours		686		0		0		686
Estimated Total Fee			$76,410		$0		$0		$76,410	$0	$116,015	$11,502	$202,927	$71,370
												$126,517

Consultants:
Sterling Engineering Co	$115,015
Structural Fee: GKC	$0

	$115,015
Management/Coord. of consultants	$11,502

Total for Basic Service Consultants	$126,517

Basic Services
Building		$76,410
Consultants		$126,517

Sub Total Basic Services		$202,927
Additional Services
Marketing Support Materials	$0
EDI- Telecom/Security	$0
Management/Coord. of consultants	$0
Total for Additional Service Consultants		$0

Total Fee (Excluding Reimbursable Expenses)		$202,927

	Estimated Construction Cost	A/E Fee	Total Est Const Cat + A/E Fee
Biotechnology Facility Cora & Shell Construction Budget	$2,000,000	$202,927	$2,202,927

Estimated Reimbursable Expenses

O’Brien/Atkins

Mileage	$1,346
Express Mail	$625
Reproduction	$3,570
Meals	$294
Sub-Total Expenses	$5,835
Time Multiplier of 1.1	$6,418

Consultants

Sterling Engineering	$4,480
$0
$0
$0
Sub-Total Expenses	$4,480
Time Multiplier of 1.1	$4,928

Estimated Tot. Reimbursables = $10,898

Remarks:

1.	Assumes 10,460 S.F. Build-out.

2.	Construction Review limited to 18 weeks and 9 architectural site visits

3.	Estimated Architectural 15 sheets

4.	Estimated at 40 express mail packages at $25/package = $1000.

O’Brien Atkins Associates, PA Confidential	10/30/2006	Detailed Summary Targacept ACF Fee R3

Idealllance Biotechnology Research Facility

Part 1. Detailed Breakout of Fee & Expenses

Review of SOS Documents

3/1/05-3/15/05	3 working days	24 working hours

		Architectural				Mechanical Engineering				Electrical Engineering			Landscape Architecture
Activity	Remarks	Principal	Project Manager	Project Architect	Intern Architects	Mechanical Engineer	HVAC Designer	Plumbing Designer	Mechanical Drafters	Electrical Engineer	Electrical Designer	Electrical Drafters	Senior Landscape Architect	Landscape Architect	Total Hours	Total $
		2	8
Estimated Hours		2	8	—	—		—	—	—	—	—	—	—	—	10
Full-time Equivalents		0.08	0.33	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Fee by Discipline					$1,610				$—			$—		$—		$1,610
				10	$161			0	#DIV/01		0	#DlV/01	0	#DIV/01

Design Confirmation

3/16/05 -3/30/05	5 working days	40 working hours

		Architectural				Mechanical Engineering				Electrical Engineering			Landscape Architecture
Activity	Remarks	Principal	Project Manager	Project Architect	Intern Architects	Mechanical Engineer	HVAC Designer	Plumbing Designer	Mechanical Drafters	Electrical Engineer	Electrical Designer	Electrical Drafters	Senior Landscape Architect	Landscape Architect	Total Hours	Total $
Schematic Design	1	4	8		40
Estimated Hours		4	8	—	40	—	—	—	—	—	—	—	—	—	62
Full-time Equivalents		0.10	0.20	0.00	1.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Fee by Discipline					$4,780				$—			$—		$—		$4,780
				52	$92			0	#DIV/01		0	#DIV/01	0	#DIV/01

Design Development

3/31/05-4/14/05	5 working days	40 working hours

		Architectural				Mechanical Engineering				Electrical Engineering			Landscape Architecture
Activity	Remarks	Principal	Project Manager	Project Architect	Intern Architects	Mechanical Engineer	HVAC Designer	Plumbing Designer	Mechanical Drafters	Electrical Engineer	Electrical Designer	Electrical Drafters	Senior Landscape Architect	Landscape Architect	Total Hours	Total $
Design Development	1	8	20		40
Estimated Hours		8	20		40	—	—	—	—	—	—	—	—	—	68
Full-time Equivalents		0.20	0.50	0.00	1.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Fee by Discipline					$7,380				$—			$—		$—		$7,380
				68	$109			0	#DIV/01		0	#DIV/01	0	#DIV/01

Construction Documents Production

4/15/05-5/19/5	15 working days	120 working hours

		Architectural				Mechanical Engineering				Electrical Engineering			Landscape Architecture
Activity	Remarks	Principal	Project Manager	Project Architect	Intern Architects	Mechanical Engineer	HVAC Designer	Plumbing Designer	Mechanical Drafters	Electrical Engineer	Electrical Designer	Electrical Drafters	Senior Landscape Architect	Landscape Architect	Total Hours	Total $
Construction Documents Production	1	8	40		120
Specifications			80
Estimated Hours		8	120	—	120	0.00	0.00	0.00	0.00	—	—	—	—	—	248
Full-time Equivalents		0.07	1.00	0.00	1.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Fee by Discipline					$28,480				$—			$—		$—		$28.480
				248	$115			0	#DIV/01		0	#DIV/01	0	#DIV/01

O’Brien Atkins Associates, PA Confidential	10/30/2006	Targacept ACF Fee R3

Idealllance Biotechnology Research Facility

Bid/Negotiation

5/20/05-6/20/05	160 working hours	20 working days

Activity	Remarks	Architectural				Mechanical Engineering				Electrical Engineering			Landscape Architecture		Total Hours	Total $
		Principal	Project Manager	Project Architect	Intern Architects	Mechanical Engineer	HVAC Designer	Plumbing Designer	Mechanical Drafters	Electrical Engineer	Electrical Designer	Electrical Drafters	Senior Landscape Architect	Landscape Architect
Bid/Negotiation	1	4	20		12
Hours		4	20	—	12	—	—	—	—	—	—	—	—	—	36
Full-time Equivalents		0.03	0.13	0.00	0.08	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Fee by Discipline					$4,680				$—			$—		$—		$4,680
				36	$130			0	#DIV/01		0	#DIV/01	0	#DIV/01

Construction Phase

6/20/06-12/11/06	110 working days	880 working hours

Activity	Remarks	Architectural				Mechanical Engineering				Electrical Engineering			Landscape Architecture		Total Hours	Total $
		Principal	Project Manager	Project Architect	Intern Architects	Mechanical Engineer	HVAC Designer	Plumbing Designer	Mechanical Drafters	Electrical Engineer	Electrical Designer	Electrical Drafters	Senior Landscape Architect	Landscape Architect
Construction Phase	1	8	40		60
Construction Meetings			72
Record Drawings					20
Estimated Hours		8	112	—	80	—	—	—	—	—	—	—	—	—	200
Full-time Equivalents		0.01		0.00	0.09	0.00	0.00	0.00	0.00	0.00	0.00	0.00	$120.00	$68.00
Fee by Discipline					$24,440				$—			$—		$—		$24,440
				200	$122			0	#DIV/01		0	#DIV/01	0	#DIV/01

Interior Design

1 working days	8 working hours

Activity	Remarks	Architectural				Mechanical Engineering				Electrical Engineering			Landscape Architecture		Total Hours	Total $
		Principal	Project Manager	Sr Interior Designer	Interior Designer	Mechanical Engineer	HVAC Designer	Plumbing Designer	Mechanical Drafters	Electrical Engineer	Electrical Designer	Electrical Drafter	Senior Landscape Architect	Landscape Architect
Interior Design	1	0			72
Coordination with FF&E Designer
Estimated Hours		—		—	72	—	—	—	—	—	—	—	—	—	72
Full-time Equivalents		0.00		0.00	9.00
Fee by Person		$—	$—	$—	$5,040	$—	$—	$—	$—	$—	$—	$—	$—	$—
Fee by Discipline					$5,040				$—			$—		$—		$5,040
				72	$ —			0			0	#DIV/01	0	#DIV/01
	CDs	26	176	—	284	—	—	—	—	—	—	—	—	—	$486
	CA	8	112	—	80	—	—	—	—	—	—	—	—	—	$200

		34	288	—	364	—	—	—	—	—	—	—	—	—	$686

O’Brien Atkins Associates, PA Confidential	10/30/2006	Targacept ACF Fee R3

Estimated Expenses

12/1/04 -12/31/06

Travel/Mileage	$1,346
Express Mail	$625
Reproduction	$3,570
Meals	$294
Total Estimated Expenses	$5,835

Remarks:

1.	Assumes 10,480 S.F. Build-out.

2.	Construction Review limited to 18 weeks and 9 architectural sits visits

3.	Estimated Architectural 15 sheets

4.	Estimated at 40 express mail packages at $25/package = $1000.

Estimated Reproduction	# Sheets	Cost Sheet	Cost/Set	Est. # of sets	Est. Cost
SD Deliverable Estimated at	2	$2.00	$4.00	15	$60.00
DD Deliverable Estimated at	16	$2.00	$32.00	15	$480.00
CD Deliverable Estimated at	15	$2.00	$30.00	20	$600.00
Bid Sets Estimated at	15	$2.00	$30.00	30	$900.00
DD Specifications	20	$0.10	$2,00	15	$30.00
CD Specifications	250	$0.10	$25.00	30	$750.00
Bid Specifications	250	$0.10	$25.00	30	$750.00

Total Reproduction					$3,570.00

		Rate	total per trip	# of trips	Total
Travel	178 miles/trip @	$0.36	$64.08	21	$1,345.88
Meals		$7.00	$7.00	42	$294.00

O’Brien Atkins Associates, PA Confidential	10/30/2006	Targacept ACF Fee R3

Exhibit C

Proposal from Subconsultant Sterling Engineering

to O’Brien Atkins dated October 4, 2006

79 Main Street	October 24, 2006

Sturbridge, MA 01566

www.sterling-eng.com	Mr. Eric Erickson, AIA O’Brien/Atkins Associates, PA P.O. Box 12037 Research Triangle Park, NC 27709
T • 508.347.9101

F • 508.347.7659
Re: Targacept Tech One 1st Floor MEP Proposal - Rev 2

E • info@sterling-eng.com

Dear Rick,

This letter of agreement outlines the details of the professional engineering services we will provide on a fixed fee basis. Please carefully review all items including the attached General Terms and Conditions, sign, date, and return this letter by fax or mail at your earliest convenience, and retain a copy for your records.

SCOPE OF WORK

We propose to perform the following services for O’Brien/Atkins Associates located at 5001 South Miami Blvd., Durham, NC 27703.

PHASE I- PREPURCHASE

1.	We will generate a formal prepurchase equipment schedule for the purchase of the long lead items required for the fit-up of the Targacept Tech One 1st Floor ACF.

2.	We will produce a specification for the equipment to support the prepurchase schedule information.

3.	We will supply [3] sets each of 95% and 100% completion of the prepurchase specification and schedules.

4.	Following the issuance of the 95% prepurchase set, (separate from the design drawing sets), we plan on [1] on-site review of the 95% prepurchase review set in conjunction with the 50% design drawing review meeting. We are planning on a number of phone calls with comments, but may require an additional trip(s) if comments and/or directives conflict in such a manner that the equipment will hamper the outcome of the intended design. The additional trip(s) are not covered by this proposal.

PHASE II- ACF/OFFICE DESIGN

1.

We will survey the 1st floor and produce existing conditions drawings of the mechanical and electrical systems including HVAC, exhaust, electrical, drains, plumbing, fire protection, mechanical piping and gas (OFA/CA, natural gas and process vacuum). We will not include lab liquid or gases (Formalin, NoX, etc.) or other trades not expressly listed above. Other trade design can be incorporated for an additional cost, but is deemed outside of the scope of this proposal.

Sterling Engineering Co., Inc.	Proposal for MEP Design Services	06090
OBrien/Atkins- Targacept Tech One 1st Floor	Page 1	October 24, 2006

2.	Mechanical design will follow the Sterling HVAC Assessment dated 9/28/06 and the Assessment Addendum #1 dated 10/4/06. Deviations from that will be recorded by Sterling and approved by OBA and Targacept prior to design incorporation. Included in the design will be the following design criteria outside of the Assessment’s general scope:

a)	NC 55 for lab environments for the ACF and NC 45 for the office areas

b)	Coordination with North Carolina State Building, Fire Prevention, Mechanical, Plumbing and Energy Codes

c)	Normal power for outlets and lighting

d)	Emergency feeds for the necessary equipment

e)	Control power for devices and panels

f)	Specification of control instruments and panels

3.

We will develop [3] sets each of 50%, 100% review and 100% complete drawings for the 1st floor and associated penthouse and ground floor equipment including transitions between floors. We will issue relevant specifications for mechanical and electrical trades. Other trade specifications will be handled by O’Brien/Atkins separately. Included with the sets will be the mechanical basis of design, and mechanical sequence of operations.

4.	We will develop a permit set and include calculations for the plumbing, and HVAC loads if required.

5.	We understand there is an existing building air system riser diagram. We intend on issuing a riser diagram with the 100% complete set and would like it to be as complete as possible. Therefore, we hope to receive an AutoCAD drawing of the print prior to the 50% review issue set. We do not intend on assessing the ductwork on the other floors, but again, would like it to be as complete and accurate as possible for the client.

6.	We are planning on [3], on-site meetings prior to the 100% complete issue: kick-off, 50% review and 100% review. The 100% complete set will be issued via overnight courier – afternoon delivery the day prior to the due date. Teleconferences can be planned, as required.

7.	We are planning on a monthly review meeting and construction observation trip until the projected, construction completion in February 2007 (3 trips total).

8.	We will furnish [1] interim punch list at 95-100% complete construction by O’Brien/Atkins’ direction or by the end of February 2007, whichever is later. In addition, we will issue [1] final mechanical/electrical punch list following or in conjunction with the commissioning process. This will allow the controls to be completed and tested. Also, we will verify the interim, punchlist items are rectified. [2] trips are planned during this process.

9.	O’Brien/Atkins will furnish owner approved, AutoCAD room layout for our X-reference, as well as the program document, before the start of the MEP design process and a minimum of 10 business days prior to the 50% drawing issue date as determined by OBA/Sterling agreement.

10.	We assume we will not require escorts for the 1st floor, penthouse or ground floor areas during our survey. We also have not planned for safety training or protocol training.

11.	If possible, we desire the as-built set and the balance report information for the current 1st floor build-out. This will aid in the redesign of that floor.

12.	Add Chemical Storage HVAC, Exhaust, Electrical, and Fire Protection as required for 1st floor and associated requirements up to roof.

A.	Coordinate with architect to route ductwork, install electrical lights and power, fire protection and exhaust to maintain Class I, Div I code compliance and maintain design schedule per the original proposal.

Sterling Engineering Co., Inc.	Proposal for MEP Design Services	06090
OBrien/Atkins- Targacept Tech One 1st Floor	Page 2	October 24, 2006

SCHEDULE

Below is a list of our current, projected dates for the design process:

Existing Conditions: October 6, 2006

Schematic Design: October 13, 2006

Design Development/ 50% Issued: October 20, 2006

Construction Documents/ 100% Design Issued: November 21, 2006

Permitting Complete/Construction Start: December 12, 2006

Construction Complete: April 15, 2007

Commissioning services are not included in this proposal.

The design schedule from October 11 to November 21 comprises a 7 business week schedule. This is the minimum duration based on the man-loading calculation that is achievable at the given price. If the schedule is compressed, the price should be reevaluated.

COST

The total cost of services, as outlined above, is a fixed fee of $ 119,495.00 including expenses.

Project Phase Breakout:

	LABOR	EXPENSES	NOTES on EXPENSE BRKDWN*
Phase 1- Existing Conditions:	$22,245.00	$1,625.00	3 ppl/2nights/drive 1600 miles total
Phase 2- Schematic Design:	$18,895.00	$0.00
Phase 3- Design Development/ 50%:	$18,575.00	$1,575.00	2pp1/1 night/flv & car rental
Phase 4- Conceptual Design to 100%:	$31,025.00	$0.00
Phase 5- Procurement, Permitting/Bidding:	$4,375.00	$0.00
Phase 6- Construction Observation/Administration:	$19,900.00	$1,280.00	1 prsn/ 3 trips/1 night/fly or drive
TOTAL		$119,495.00

*	All values are approximate, per person and may vary: hotel-1 night ~ $120/night, fly ~ $550 pp/flight, drive ~$640 rnd trip, car rental ~ $110/day, meals ~ $35/day

Our billing rates for additional T&M work are as follows:

Principle Engineer/ P.E.:	$125.00
Project Manager	$115.00
Sr Engineer	$110.00
Sr. Designer:	$105.00
Engineer/Designer:	$95.00
Jr. Designer	$85.00
Drafter:	$65.00
Administrative Support:	$55.00

The price does not include remobilization for design or construction holds or delays. The billing rates are subject to change in 1 year from the issuance of this proposal.

Sterling Engineering Co., Inc.	Proposal for MEP Design Services	06090
OBrien/Atkins- Targacept Tech One 1st Floor	Page 3	October 24, 2006

EXECUTION

Please sign your name; print your name, title, and the date in the space provided. Having affixed their hands and seals below, Sterling Engineering, Co. Inc. and the Client indicate acceptance of the terms of this proposal and the attached General Terms and Conditions. Please return the signed original to us. We look forward to serving you on this project

CLIENT’S NAME

Signature:
Name and Title:
Date:

STERLING ENGINEERING CO., INC.

Signature:	JVM (via email)
Name and Title: Jennifer V. Morrison, President
Date: October 24, 2006

Sterling Engineering Co., Inc.	Proposal for MEP Design Services	06090
OBrien/Atkins- Targacept Tech One 1st Floor	Page 4	October 24, 2006

Sterling Engineering

Job Budget

Client OBrien/Atkins	Proj. Mgr. Todd Somerset
Address Durham, NC	Job # 06090
Attention Eric Erickson, AIA	Job Title Targacept ACF

Phase	Description	Principal Eng.	Proj. Mgr.	Sr Eng	Sr. Designer	Engineer/ Designer	Jr Designer	Drafter	Admin. Support
ES	Survey and Existing Site Conditions	41	40	43	40	6	16	24	2
SC	Schematic Design	72	5	44		24	4	24	6
DG	Design to 50%	36	10	29	50	20	25	8	1
	Design to 100%	69	32	28	76	59	14	8	7
SW	Bidding and RFI’s	18	7	11			1		0.5
CO	Construction Observation/Admin	71		42	58				4
	Total Hours	307	94	197	224	109	60	64	20.5
	Labor Cost	$38,375.00	$10,810.00	$21,670.00	$23,520.00	$10,355.00	$5,100.00	$4,160.00	$1,025.00	$0.00

Comments

Total Labor Cost	$115,015.00
Expenses	$4,480.00
Lab Charges
Miscellaneous
Total Contract	$119,495.00

Sterling Engineering Co., Inc 79 Main Street .. Sturbridge, MA 01566 P: 508-347-9101 F: 508-347-7659

GENERAL TERMS AND CONDITIONS

CONTRACT — The Contract consists of the proposal signed by the Client and Sterling Engineering Co., Inc., and these General Terms and Conditions. The unsigned proposal is valid for 90 days from the date on the front cover page of the proposal. The signed proposal is valid for 60 days form the date on the front cover page of the proposal unless a specific start of services date is identified within the proposal.

This Contract supersedes all written or oral agreements between Sterling Engineering Co., Inc. and the Client except those written documents specifically stated in the proposal as being a necessary document to the contractual arrangement of which the General Terms and Conditions is a part. No amendment of the signed proposal or General Terms and Conditions shall be of any force and effect unless mutually agreed to by Sterling Engineering Co., Inc. and the Client, and evidenced in writing by fully stating the nature and details of said amendment and signed by duly authorized representatives of Sterling Engineering Co., Inc. and the Client.

In the event that any clause or portion of a clause of this signed proposal or the General Terms and Conditions is finally determined by a court of competent jurisdiction, from which an appeal either cannot be taken or is not taken, to be in violation of any applicable federal, state, or local law, all other clauses or portions of a clause shall nevertheless remain in full force and effect to the maximum extent not clearly prohibited by applicable federal, state, or local law.

Wherever “Sterling Engineering Co., Inc.” is named in the General Terms and Conditions it shall also mean and include Sterling Engineering Co., Inc.’s officers, directors, owners, employees and subconsultants.

ABSENCE OF WARRANTY/STANDARD OF CARE — All services of Sterling Engineering Co., Inc. will be rendered in a reasonable and prudent manner in accordance with the generally accepted engineering practice at the time said services are rendered. All estimates, recommendations, opinions and decisions of Sterling Engineering Co., Inc. will be on the basis of the information available to Sterling Engineering Co., Inc. and Sterling Engineering Co., Inc.’s experience, technical qualifications, and professional judgement. There are no warranties of merchantability or fitness for a particular purpose or any other warranties or guarantees whatsoever, express or implied, with respect to any service rendered or materials provided under this Contract or any related agreement.

ADDITIONAL SERVICES — Additional services above the basic scope of work performed by Sterling Engineering Co., Inc. shall be compensated in accordance with our provided fee schedule plus reimbursable expenses. Additional services include, but are not limited to, site visits during construction in excess of those scheduled; any change causing mechanical or electrical redesign beyond the 80% complete phase; services required to comply with changes in criteria defined in the Basis of Design document and/or the Schematic Narrative received after Owner review and approval of Basis of Design document and Schematic Narrative documents; services required to verify the accuracy of drawings or other information furnished by the Client or owner; services required to prepare a set of record drawings showing changes in the work made during construction; project changes (including, but not limited to, size, system type, complexity, or schedule) required by the owner or Client following the date of completion of the schematic design phase; project revisions required due to codes, laws, or regulations enacted after completion of the schematic design phase; services or preparation of documents, review of Contractor’s proposals, or review of Contractor’s substitutions related to change orders; services related to defects or deficiencies in Contractor’s work; services related to damage from any source to the site, equipment, or materials associated with the project; preparation of alternate bids; performance of engineering feasibility studies, engineering economic studies, or surveys.

REIMBURSABLE EXPENSES — Reimbursable expenses include costs for travel fares (airfare, taxi, train, etc.), automobile rental or mileage at 44.5¢ per mile, tolls, parking, lodging, meals, photocopies and reproductions, plotting and scanning, postage, applicable codes and standards, reference material, subconsultants, rental equipment, laboratory services, and additional insurance coverage or

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limits in excess of that normally carried (when requested by the Client in writing); expenses from required responses to subpoenas or court orders related to work under this Contract or any related agreement. All reimbursable expenses from work by subconsultants and from laboratory services may be marked up 15% for administrative cost; all other reimbursable expenses will be billed at cost.

INFORMATION FURNISHED BY CLIENT — The Client will assist Sterling Engineering Co., Inc. by placing at Sterling Engineering Co., Inc.’s disposal all available information pertinent to the project including previous reports and any other data relative to design or construction of the project or Sterling Engineering Co., Inc.’s provision of services. Sterling Engineering Co., Inc. shall have no liability for any claims attributable to Sterling Engineering Co., Inc.’s reliance upon or use of data, design criteria, drawings, specifications or other information furnished by the Client and the Client agrees to indemnify and hold harmless Sterling Engineering Co., Inc. from any and all liability, claims, demands, judgments, damages, losses, costs and expenses, including consequential or indirect damages, whatsoever, including reasonable attorney’s fees, therefrom. Sterling Engineering Co., Inc. shall disclose to the Client prior to use thereof, defects or omissions in the data, design criteria, drawings, specifications or other information furnished by the Client to Sterling Engineering Co., Inc. that Sterling Engineering Co., Inc. discovers in its review and inspection thereof.

SCHEDULE — The Client agrees to submit any project requirements to Sterling Engineering Co., Inc. before the end of the schematic design phase unless Sterling Engineering Co., Inc. is not required to comply with the project schedule. The Client agrees to submit any project changes or changes in the scope of work no later than the date indicated for Client review comments of our 60% or greater complete submission phase unless Sterling Engineering Co., Inc. is not required to comply with the project schedule. Time limits established by the project schedule shall not, except for reasonable cause, be adjusted by Sterling Engineering Co., Inc. or the Client.

CONSTRUCTION OBSERVATION — Construction observation, when performed, is to verify general conformance with the construction documents. The Contractor is solely responsible for means, methods, accuracy, adequacy, schedule, and supervision of construction. The Contractor is solely responsible for delivery and installation of materials and equipment. The Contractor is solely responsible for all measurements, dimensions, and fit of materials and equipment. The Contractor is solely responsible for supervision of personnel, materials, equipment, and machinery. The Contractor is solely responsible for safety regarding all work. The Client agrees to indemnify and hold harmless Sterling Engineering Co., Inc. from all liability, claims, demands, judgments, damages, losses, costs and expenses, including consequential or indirect damages, whatsoever, including reasonable attorney’s fees, arising out of or resulting from the Contractor’s means, methods, and safety practices, and for the acts or omissions of any person (except Sterling Engineering Co., Inc.’s own employees or agent) at the project site or otherwise performing any of the work of the project.

DOCUMENTS — Documents prepared by Sterling Engineering Co., Inc. including but not limited to drawings, specifications, reports, calculations, data, notes, sketches, photographs, renderings, and electronic media are instruments of service and remain the copyrighted property of Sterling Engineering Co., Inc. The Client agrees not to use any instruments of service for any purpose other than for the project for which the instruments of service were prepared, without express written permission from and verification or adaptation by Sterling Engineering Co., Inc. Any such unauthorized use by the Client will be at the Client’s sole risk and without liability or legal exposure to Sterling Engineering Co., Inc., and the Client shall indemnify and hold harmless Sterling Engineering Co., Inc. from any and all liability, claims, demands, judgments, damages, losses, costs and expenses, whatsoever, including consequential or indirect damages, whatsoever, including reasonable attorney’s fees, arising out of or resulting therefrom. Sterling Engineering Co., Inc. reserves the right to remove its professional stamp and title block from documents turned over to the Client. The hard copies or printed original documents provided by Sterling Engineering Co., Inc. shall remain the controlling version of the instruments of service. If it is necessary to disseminate any documents to an unrelated third party, both the third party and the Client agree: 1) the third party is bound by all of the conditions and limitations of this Contract and related documents; 2) the third party is bound by all limitations of liability or indemnity provisions hereof; and 3) the limitation of liability set forth in section “Liability”

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below is an aggregate limit and the client does not have the right or duty to apportion the limitation amount between itself and the third party. Sterling Engineering Co., Inc. shall have the right to use any documents in promotional materials or professional articles unless the Client expressly prohibits such use in writing.

CODE COMPLIANCE — Sterling Engineering Co., Inc. shall exercise usual and standard professional care and judgement to design in compliance with applicable laws, regulations, codes, and standards in effect as of the date of the services rendered.

ABANDONMENT OR SUSPENSION OF WORK — Abandonment or suspension of work by the Client with or without written notice does not reduce the Client’s liability to promptly pay Sterling Engineering Co., Inc. for all services rendered to date of written notification of abandonment or suspension. The Client agrees to promptly pay commitments to consultants of Sterling Engineering Co., Inc. made in association with work of this Contract, or any related agreement, to date of written notification of abandonment or suspension of work. Sterling Engineering Co., Inc. may, upon seven days written notice to the Client, suspend any and all work associated with this Contract, or any related agreement, when the Client does not pay the full balance of any invoice when due. Sterling Engineering Co., Inc. reserves the right to abandon any and all work associated with this Contract, or any related agreement, when the Client does not pay the full balance of any invoice within 120 days of the date of invoice. The Client agrees to indemnify, defend and hold harmless Sterling Engineering Co., Inc. from all liability, claims, demands, judgments, damages, losses, costs and expenses, whatsoever, including reasonable attorney’s fees, arising out of or resulting from such suspension or abandonment.

ACCESS AND RIGHT OF ENTRY — When access or right of entry to property is required by work, the Client agrees to obtain legal right-of-entry on the property.

LIABILITY — The Client agrees that Sterling Engineering Co., Inc.’s total liability for any and all claims, demands, judgments, damages, losses, costs and expenses, whatsoever, including reasonable attorney’s fees, arising out of or in any way related to the project or this Contract or any related agreement, from any insurable cause including its negligent acts, errors or omissions, breach of contract, or strict liability, shall not exceed the total amount recoverable from Sterling Engineering Co., Inc.’s general liability insurance and professional liability insurance at the time of determination of liability. The Client hereby releases Sterling Engineering Co., Inc. from any liability above such amount and such amount shall be the sole and exclusive remedy available to the Client. The Client agrees to indemnify and hold harmless Sterling Engineering Co., Inc. from any and all consequential or indirect damages arising out of or in any way related to the project or this contract. Appropriate insurance certificates will be furnished upon request.

INDEMNIFICATION — Sterling Engineering Co., Inc. shall, subject to the limitation of liability contained in “Liability” above, indemnify and hold harmless the Client for claims, demands, judgments, damages, losses, costs and expenses, whatsoever, including reasonable attorney’s fees, caused by Sterling Engineering Co., Inc.’s negligent acts, errors or omissions in rendering the services under this Contract or any related agreement to the extent and in proportion to Sterling Engineering Co., Inc.’s comparative degree of fault. The Client shall indemnify and hold harmless Sterling Engineering Co., Inc. for any and all claims, demands, judgments, damages, losses, costs and expenses, whatsoever, including reasonable attorney’s fees, caused by the Client’s professional negligence to the extent and in proportion to the Client’s comparative degree of fault.

HAZARDS — The Client agrees that Sterling Engineering Co., Inc. and their consultants have no responsibility for the discovery, presence, handling, removal, disposal, or treatment of, or exposure of persons to, hazardous or toxic substances related to the project or at the project site. Client agrees that Sterling Engineering Co., Inc. and their subconsultants have no responsibility for discovery or remediation of, or exposure of persons to, hazardous or dangerous circumstances. The Client agrees to indemnify, defend and hold harmless Sterling Engineering Co., Inc. from all liability, claims, demands, judgments, damages, losses, costs and expenses, whatsoever, including reasonable attorney’s fees, arising out of or resulting from such hazardous or toxic conditions.

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FORCE MAJEURE — The Client agrees that Sterling Engineering Co., Inc. may not be held responsible for delay or failure of performance of any commitment or agreement beyond our control including, without limiting the generality thereof, act of god, governmental regulations, priorities, embargoes, blockade, sabotage, fire, strike, lockouts and other industrial disturbances, explosions, hurricanes, windstorm, flood, accident, epidemic, interruption of transportation facilities, appropriation of plant or produce by any government or public authority, inability to obtain necessary materials, supplies, or permits due to existing or future rules, regulations, orders, laws or proclamations of governmental authorities either civil or military, and any other cause whether of the kind herein enumerated or otherwise, that are not reasonably within our control. Any Force Majeure shall be remedied with all reasonable dispatch.

PAYMENT TERMS — The Client agrees to pay Sterling Engineering Co., Inc. within thirty days from the date of the invoice. An interest charge of 1-1/2% per month of the invoice will be added for late payments. All payments received shall be applied to the oldest invoices first. The Client agrees to reimburse Sterling Engineering Co., Inc. for all attorney’s fees and collection costs related to collection of late payments. When the fee is based on a percentage of construction cost and any portion of the project is abandoned, not constructed, or constructed for less than current market rates, services performed by Sterling Engineering Co., Inc. shall be compensated based on the Contractor bid price, if prepared, otherwise on the latest cost estimate by Sterling Engineering Co., Inc.

PROPRIETARY DATA — The technical and pricing information contained in the accompanying proposal or related agreement is to be considered confidential and proprietary and is not to be disclosed or otherwise made available to third parties without the express written consent of Sterling Engineering Co., Inc.

SUCCESSORS AND ASSIGNMENTS — Sterling Engineering Co., Inc. and the Client, and each of their respective partners, successors, executors, administrators, and legal representatives, are hereby bound to the other party to this Contract and any related agreement and to the partners, successors, executors, administrators, and legal representatives (and said assigns) of such other party with respect to all covenants, agreements and obligations of this Contract or any related agreement. Neither Sterling Engineering Co., Inc. nor the Client shall assign, sublet or transfer any rights under or interest in this Contract or any related agreement (including but without limitation, moneys that may become due or moneys that are due) without the express written consent of the other, except to the extent that any assignment, subletting or transfer is mandated by law. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Contract or any related agreement. Nothing contained in this paragraph shall prevent Sterling Engineering Co., Inc. from employing such independent associates and subconsultants as Sterling Engineering Co., Inc. may deem appropriate to assist in the rendering of services hereunder.

PRECEDENCE — These General Terms and Conditions shall take precedence over any inconsistency or contradictory provisions contained in any proposal, contract, purchase order, requisition, notice to proceed, or any other document related to this Contract, excepting direct amendments to these provisions that are stated as such in writing. It is understood and agreed that the services performed under the accompanying proposal or any related agreement are not subject to any provision of the Uniform Commercial Code. Any terms and conditions set forth in the Client’s purchase order, requisition, or other notice or authorization to proceed are inapplicable to the services under the proposal or any related agreement, except when specifically provided for in full on the face of such purchase order, requisition, or notice or authorization, and specifically accepted in writing by Sterling Engineering Co., Inc. Sterling Engineering Co., Inc.’s acknowledgement of receipt of any purchase order, requisition, notice or authorization, or Sterling Engineering Co., Inc.’s rendering of services subsequent to receipt thereof, does not constitute acceptance of any terms or conditions other than those set forth herein.

GOVERNING LAW — The validity and interpretation of this Contract and any related agreement shall be governed by the laws of the Commonwealth of Massachusetts.

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